Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED WITH AN ASTERISK WITHIN BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

LICENSE AGREEMENT

This License Agreement (the “Agreement”) is made and entered into as of March 22, 2005 (the “Execution Date”) by and between Japan Tobacco Inc., a Japanese corporation having its principal place of business at JT Building, 2-1 Toranomon, 2-chome, Minato-ku, Tokyo 105-8422, Japan (“JT”), and Gilead Sciences, Inc., a Delaware corporation having its principal place of business at 333 Lakeside Drive, Foster City, CA 94404, United States (“Gilead”).  JT and Gilead are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Recitals

Whereas, JT has developed a proprietary anti-viral compound designated as JTK-303, to be used in a product or products for the treatment of HIV; and

Whereas, Gilead possesses extensive capabilities in the development, promotion and marketing of pharmaceutical products to treat human diseases and conditions, and desires to further develop, seek regulatory approval for and market formulations and dosages of JTK-303; and

Whereas, Gilead desires to obtain the exclusive right to develop and commercialize, for itself and its Affiliates such formulations and dosages of JTK-303 outside of Japan, and JT desires to grant Gilead such rights, all as set forth below;

Now Therefore, based on the foregoing premises and the mutual covenants and obligations set forth below, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

The following terms shall have the following meanings as used in this Agreement:

1.1          “Affiliate” shall mean, except as provided below, an entity that, directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with JT or Gilead.  The term “control” as used in this definition means ownership of more than fifty percent (50%) of the voting interest in the entity in question or having otherwise the power to govern the financial and the operating policies or to appoint the management of an organization.  Notwithstanding the foregoing, neither the government of Japan, nor any entity controlled by the government of Japan, shall be deemed to be an Affiliate of JT.

1.2          “Alliance Manager” shall have the meaning given such term in Section 2.3(a)

1.3          “API” shall mean active pharmaceutical ingredients.

1.4          “Calendar Quarter” shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.5          “Change in Control” shall mean any sale of voting securities, any sale or purchase of assets, or any merger, consolidation or similar transaction that, directly or indirectly: (i) results in the transfer of substantially all of a Party’s assets that relate to or are engaged in the Commercialization of any Products to any Third Party; or (ii) results in any Third Party becoming an Affiliate of a Party.

1.6          “Combination Product” shall mean any Product in the form of a combination product that contains Compound in addition to one or more active pharmaceutical ingredients.

1.7          “Commercial Launch” shall mean, with respect to a Product, the first commercial sale of such Product to a Third Party occurring after Regulatory Approval for such Product.

1.8          “Commercialize” shall mean to promote, market, distribute, sell or provide product support for a Product (other than in connection with clinical trials of such Product), and “Commercializing” and “Commercialization” shall be interpreted accordingly.

1.9          “Compound” shall mean (i) the compound known as JTK-303, the chemical structure of which is shown in Schedule 1.9A, (ii) the salts, esters, hydrates, isomers, and metabolites of that compound; (iii) any other compounds claimed in or covered by a Valid Claim in the Patent(s) described on Schedule 1.9B; and (iv) crystalline forms of (i) through (iii).

1.10        “Condition Precedent” shall have the meaning set forth in Article 17.

1.11        “Confidential Disclosure Agreements” shall mean (i) the Confidential Disclosure Agreement between the Parties dated September 16, 2004, as amended by the Amendment to Confidential Disclosure Agreement dated October 29, 2004 and the Second Amendment to Confidential Disclosure Agreement dated February 1, 2005; (ii) the Confidential Disclosure Agreement between the Parties dated February 1, 2005 (JT as recipient); and (iii) the Confidential Disclosure Agreement between the Parties dated February 1, 2005 (Gilead as recipient).

1.12        “Confidential Information” shall mean (i) all information and materials, received by either Party from the other Party pursuant to this Agreement and (ii) all information and materials disclosed pursuant to the Confidential Disclosure Agreements and/or the Material Transfer Agreements, in each case other than that portion of such information or materials that:

(a)           is publicly disclosed by the disclosing Party, either before or after it becomes known to the receiving Party;

(b)           was known to the receiving Party, without obligation to keep it confidential, prior to when it was received from the disclosing Party, as evidenced by competent written proof;

(c)           is subsequently disclosed to the receiving Party by a Third Party lawfully in possession thereof without obligation to keep it confidential;

(d)           has been publicly disclosed other than by the disclosing Party and without breach of an obligation of confidentiality with respect thereto; or

(e)           has been independently developed by the receiving Party without the aid, application or use of Confidential Information, as evidenced by competent written proof.

1.13        “Control”, “Controls” and “Controlled” shall mean, with respect to a particular item of information or intellectual property right, that the applicable Party owns or has a license to such item or right and has the ability to grant to the other Party access to and a license or sublicense (as applicable) under such item or rights as provided for herein without violating the terms of any agreement or other arrangement with any Third Party, and without incurring material additional costs to procure such Third Party rights beyond those already incurred.

1.14        “Develop”  shall mean the conduct of any pre-clinical, clinical or other studies or activities with respect to, or required for obtaining Regulatory Approval of, a Product (including without limitation quality assurance and quality control activities) or for Commercialization of a Product, along with any other clinical studies that may be conducted in each case as set forth in the Gilead Development Plan and the Gilead Update and in accordance with this Agreement.  The terms “Developing” and “Development” shall be interpreted accordingly.

1.15        “Diligent Efforts” shall mean, with respect to a Party’s obligation under this Agreement to Develop or Commercialize a Product, the level of efforts required to carry out such obligation in a sustained manner consistent with the efforts a similarly situated pharmaceutical company devotes to a product of similar market potential, risk, profit potential and strategic value resulting from its own research efforts, based on conditions then prevailing.  Diligent Efforts requires, with respect to such an obligation, that: (i) a Party promptly assign responsibility for such obligation to qualified employee(s) who are held accountable for progress and monitor such progress on an on-going basis; (ii) a Party set and consistently seek to achieve specific, meaningful and measurable objectives for carrying out such obligation; and (iii) a Party consistently make and implement decisions and allocate resources designed to advance progress with respect to such objectives.

1.16        “Dispute” shall have the meaning set forth in Section 15.1.

1.17        “Dollar” shall mean a United States dollar, and “$” shall be interpreted accordingly.

1.18        “Effective Date” shall mean the date on which the Condition Precedent has been satisfied.

1.19        “EMEA” shall mean the European Medicines Evaluation Agency, or any successor thereto, which coordinates the scientific review of human pharmaceutical products under the centralized licensing procedures of the EU.

1.20        “Emtriva” shall mean an enantiomeric mixture of emtricitabine (which is the (-) enantiomer of the chemical [*], in which the ratio of such (-) enantiomer to its (+) enantiomer is equal to or greater than [*], including without limitation the ratio of such enantiomers being [*].

1.21        “EU” shall mean the European Union.

1.22        “Execution Date” shall have the meaning set forth in the Preamble of this Agreement.

1.23        “FDA” shall mean the United States Food and Drug Administration, or a successor thereto.

1.24        “GAAP” shall mean generally accepted accounting principles in the United States as consistently applied.

1.25        “Generic Product” shall mean a Product that is sold by an unlicensed Third Party (i) in any country where there are no JT Patents or Gilead Patents; (ii) in a country where there are no Valid Claims in the JT Patents or Gilead Patents; (iii) in a country where the laws do not provide for the effective enforcement of Patent rights; or (iv) in any other country where the Parties both determine that it is not commercially reasonable to pursue Third Party infringers. A Generic Product is also a Product that is sold pursuant to a compulsory license for the Licensed Indication (which compulsory license is for sales at a Net Selling Price that is less than or equal to what would be the Net Selling Price of a Product sold by an unlicensed Third Party in a comparable non-patent country).

1.26        “Gilead Commercialization Plan” shall have the meaning set forth in Section 5.2(a).

1.27        “Gilead Development Plan” shall have the meaning set forth in Section 3.2(a).

1.28        “Gilead Indemnitees” shall have the meaning set forth in Section 11.1.

1.29        “Gilead Know-How” shall mean: (a) Know-How Controlled by Gilead or a Gilead Affiliate that is necessary for, or that has been otherwise actually used during the Term in, the research, Development, manufacture, use, sale, offer for sale, or importation of Compounds or Products; and (b) Gilead Sublicensee Know-How.

1.30        “Gilead Patent” shall mean: (a) any Patent Controlled by Gilead or a Gilead Affiliate that is necessary for, or that has otherwise actually been used during the Term in, the research, Development, manufacture, use, sale, offer for sale, or importation of a Compound or a

Product, including without limitation Gilead’s interest in Joint Patents; and (b) any Gilead Sublicensee Patent.

1.31        “Gilead Sublicensee Know-How” shall mean Sublicensee Know-How necessary for or actually used during the Term in connection with a sublicense of Article 6 rights from Gilead.

1.32        “Gilead Sublicensee Patent” shall mean a Sublicensee Patent necessary for or actually used during the Term in connection with a sublicense of Article 6 rights from Gilead.

1.33        “Gilead Technology” shall mean all Gilead Patents and Gilead Know-How.

1.34        “Gilead Territory” shall mean all countries of the world except for the JT Territory.

1.35        “Gilead Update” shall have the meaning set forth in Section 3.2(a)(ii).

1.36        “HIV” shall mean the human immunodeficiency virus.

1.37        “IND” shall mean (i) an Investigational New Drug Application as defined in the United States Food, Drug and Cosmetic Act and applicable regulations promulgated thereunder by the FDA, or (ii) an equivalent application to the equivalent agency in any other country or group of countries, the filing of which is necessary to commence clinical testing of a pharmaceutical product in humans in a particular jurisdiction.

1.38        “Indemnify” shall have the meaning set forth in Section 11.1.

1.39        “Infringement” shall have the meaning set forth in Section 9.4(a)(i). “Infringe” shall mean the carrying out of an Infringement.

1.40        “IP Subcommittee” shall have the meaning set forth in Section 9.2(a).

1.41        “Joint Committee” shall mean the committee described in Section 2.1(a).

1.42        “Joint Invention” shall have the meaning set forth in Section 9.1(a).

1.43        “Joint Patent” shall have the meaning set forth in Section 9.3(d).

1.44        “JT Commercialization Plan” shall have the meaning set forth in Section 5.2(b).

1.45        “JT Development Plan” shall have the meaning set forth in Section 3.2(b)(i).

1.46        “JT Indemnitees” shall have the meaning set forth in Section 11.2.

1.47        “JT Know-How” shall mean: (a) Know-How that is Controlled by JT or a JT Affiliate that is necessary for, or that has been otherwise actually used during the Term in, the research, Development, manufacture, use, sale, offer for sale, or importation of Compounds or Products; and (b) JT Sublicensee Know-How.

1.48        “JT Patent” shall mean: (a) any Patent Controlled by JT or a JT Affiliate that is necessary for, or that has been otherwise actually used during the Term in, the research, Development, manufacture, use, sale, offer for sale, or importation of Compounds or Products, including without limitation JT’s interest in any Joint Patents; and (b) any JT Sublicensee Patent.  As of the Execution Date, the JT Patents include those Patents listed on Schedule 1.48, and it shall include those added to such Schedule pursuant to Section 9.1(c).

1.49        “JT Sublicensee Know-How” shall mean Sublicensee Know-How necessary for or actually used during the Term in connection with a sublicense of Article 6 rights from JT.

1.50        “JT Sublicensee Patent” shall mean a Sublicensee Patent necessary for or actually used during the Term in connection with a sublicense of Article 6 rights from JT.

1.51        “JT Technology” shall mean all JT Patents and JT Know-How.

1.52        “JT Territory” shall mean Japan and its possessions and territories thereof.

1.53        “JT Update” shall have the meaning set forth in Section 3.2(b)(ii).

1.54        “ [*]” shall have the meaning set forth in Section 6.8(a)(i).

1.55        “Key JT Personnel” shall mean the JT employees described on Schedule 1.55 hereto.

1.56        “Know-How” shall mean (i) all information, know-how, techniques and data specifically relating to development, manufacture, use or sale of a Compound or a Product, including but not limited to, inventions, practices, methods, knowledge, know-how, skill, experience, test data (including without limitation pharmacological, toxicological, clinical, analytical and quality control data, regulatory submissions, correspondence and communications, and marketing, pricing, distribution, cost, sales, manufacturing, patent and legal data or descriptions); (ii) Regulatory Information containing know-how; and (iii) compositions of matter, assays and biological materials specifically relating to development, manufacture, use or sale of a Compound or a Product.  Solely for purposes of this definition of Know-How, Product shall not include a Combination Product.

1.57        “Licensed Indication” shall mean all possible therapeutic and prophylactic uses (including without limitation, mono-and combination uses in the treatment of HIV infection).

1.58        “Losses” shall have the meaning assigned such term in Section 11.1.

1.59        “Major EU Countries” shall mean France, Germany, Italy, Spain and the United Kingdom, and “Major EU Country” shall mean any one of the foregoing.

1.60        “Major Market” shall mean any of the United States and the Major EU Countries.

1.61        “Manufacturing Cost” shall mean an amount equal to Gilead’s cost to produce Product consisting of the amounts described in clauses (a), (b) or (c) below, as appropriate:

(a)           Internal Costs.

(i)            Material Costs, which means the prices paid to Third Parties for raw materials including intermediates and active compounds, excipients, components, packaging and labeling materials to the extent used in the manufacture and transportation of Product and purchased finished goods which are purchased from outside vendors as well as any freight and duty where applicable.  Material Costs includes the quantity of the components included in the bill of material multiplied by the purchase price and the waste factor (i.e., scrap percentage) included in the bill of materials.  It also includes the normal quality assurance sample quantity which is included in the bill of materials; and

(ii)           Direct Labor Costs, which means the standard labor hours required for an operation according to the standard operating procedures multiplied by the direct labor rate (i.e., the employment costs per man-hour including, without limitation, salary and employee benefits) for work centers within the relevant manufacturing operating unit; and

(iii)         Overhead Costs, which means a reasonable allocation of overhead calculated by Gilead in accordance with reasonable cost accounting methods that comply with GAAP and consistent with the way Gilead allocates such costs to products it supplies to other of its customers pursuant to contract manufacturing relationships, specifically excluding products supplied pursuant to corporate partnering and/or other co-development relationships.  Overhead Costs shall include administrative costs directly in support of Gilead’s manufacturing operation and expenses associated with quality assurance, manufacturing and engineering associated with the operating unit(s) manufacturing a Product and shall include depreciation and property taxes associated with the plant(s) manufacturing a Product.  These costs shall be allocated to each product line in such operating unit(s) or plant(s), whichever is applicable, based on specific criteria consistent with the standard operating procedures for each product and work center overhead rates of the party performing the work determined and allocated in a manner consistently applied within and across operating unit(s); and

(iv)          Third-Party royalties and costs of manufacturing to the extent not already paid or credited under this Agreement and not including royalties Gilead is obligated to pay under Section 8.3(a) of this Agreement.

(b)           Contract Manufacturing Costs.  Gilead’s costs to acquire a Product from suppliers (which amount will be net of rebates, if any, from suppliers).

(c)           Combined Costs.  For a Product that has costs arising under both Section 1.61(a) and Section 1.61(b), “Manufacturing Costs” shall consist of the sum of the costs described in each such subsection.

1.62        “Marketing Authorization Application” or “MAA” shall mean an application for Regulatory Approval (but excluding Price Approvals) required for marketing of pharmaceutical product.  Solely as used in Section 8.2, “MAA” shall mean the application for Regulatory Approval (but excluding Price Approvals) required for marketing of the first Product in the EU.

1.63        “Material Transfer Agreements” shall mean the Material Transfer Agreement between the Parties dated October 6, 2004, and the Clinical Trial Material Transfer Agreement between the Parties dated as of March 17, 2005.

1.64        “NDA” shall mean a New Drug Application filed with the FDA to seek Regulatory Approval for a pharmaceutical product in the United States.

1.65        “Net Sales” means, with respect to a given period of time, the total amount invoiced by Gilead or its Affiliates and Sublicensees for sales of Products to a Third Party (whether an end-user, wholesaler or otherwise) in the Gilead Territory, less the following deductions with respect to such sale, to the extent applicable to the Product and to the extent consistent with Gilead’s accounting practices used with respect to sales of Viread:  (a) trade, cash and quantity credits, discounts, distributor fees, wholesaler fees for inventory management or similar purposes (provided the fees charged by the wholesaler are consistent across Gilead’s product lines), credits, and refunds, (b) allowances or credits for returns or rejected Product and a reasonable allowance for bad debt expense consistent with GAAP; (c) prepaid freight and insurance; (d) sales taxes and other governmental charges (including value added and similar taxes, but solely to the extent not otherwise creditable or reimbursed and excluding any income tax) actually paid by Gilead or its Affiliates and Sublicensees in connection with the sale; and (e) customary rebates (including, for this purpose, discounts provided by means of chargebacks or rebates) granted to managed health care organizations, federal, state, or local governments (or their agencies) (including without limitation Medicaid rebates), all to the extent in accordance with GAAP as consistently applied across all products of Gilead.

Gilead and its Affiliates and Sublicensees will use commercially reasonable efforts to collect any amount designated as a credit or as an allowance that was previously deducted pursuant to clause (b) of the preceding paragraph.  If Gilead or its Affiliate or Sublicensee collects any amount designated as a credit or as an allowance that was previously deducted pursuant to clause (b) of the preceding paragraph, then, to the extent the amount collected exceeds or is less than the corresponding credit or allowance taken, Net Sales for the period in which such amount is determined shall be increased or decreased by such amount.

Sales to Distributors; Not-for-Profit and Charitable Distributions. For clarification, sale of a Product by Gilead or its Affiliates and Sublicensees to Gilead or its Affiliates and Sublicensees for resale by such entity to an unaffiliated Third Party shall not be deemed a sale for purposes of “Net Sales” hereunder, but the sale of such Product by such entity to an unaffiliated Third Party (whether an end-user, wholesaler, distributor (including Gilead’s exclusive distributors covering countries, territories or regions) or otherwise) shall be deemed to be a sale by Gilead of a Product to a Third Party for purposes of calculating Net Sales hereunder and royalties owed by Gilead under Section 8.3.  Further, transfers or dispositions of Products in commercially reasonable quantities (consistent with Gilead’s usual practice as applied to other compounds and products of a similar nature) and without receipt of compensation, or if sold for at or less than Manufacturing Cost for charitable or promotional purposes or for pre-clinical or clinical Development, manufacturing scale-up or regulatory purposes prior to receiving Regulatory Approval shall not be deemed “sales” for purposes of “Net Sales” hereunder.

Distribution to Global Access Programs.   To the extent Gilead or its Affiliates distribute Product through government agencies, not-for-profit non-governmental organizations, physicians, pharmacies or patients in the countries listed in Schedule 1.65 at reduced rates (the “Gilead Global Access Program”), Net Sales for the purposes of determining royalties payable under this Agreement on Products distributed to a Gilead Global Access Program will be calculated by reducing the gross amount invoiced to the Global Access Program for such Product by Gilead’s Manufacturing Costs, including, to the extent not included as Manufacturing Costs, reasonable overhead and depreciated facilities expenses and administrative costs in direct support of the manufacturing of the Product and of Gilead’s Global Access Program in accordance with practices and procedures consistent with those of other relevant products in the Gilead Global Access Program, for the Product less all credits or allowances granted on account of rejections, returns, billing errors or retroactive price reductions, and duties, taxes and other governmental charges, provided that the total resulting amount shall not be reduced below zero after deduction of applicable credits and allowances. Where Product is sold in the form of a Combination Product containing one or more API in addition to a Compound, the Net Sales for such Combination Product for purposes of determining royalties payable under this Agreement will be calculated by multiplying the Net Sales of such Combination Product (without regard to the adjustment established by this paragraph) by the fraction A/(A+B) where A is the Net Selling Price for the stock keeping unit most comparable to the component of the Product containing that Compound as the sole API, if sold separately, in such country during the relevant fiscal quarter, and B is the Net Selling Price for the stock keeping unit, most comparable to the component containing other API, if sold separately, in such country during the relevant fiscal quarter.  For clarity, if there are three or more API (including the Compound), additional B terms calculated in the same manner, shall be included in the denominator so that such fraction shall be A/(A+B1+ B2+…).

If, on a country-by-country basis, one or more of the other API in the Combination Product are not sold separately in said country, the Net Sales for the purpose of determining royalties payable under this Agreement for the Combination Product shall be calculated by multiplying the Net Sales of such Combination Product (without regard to the adjustment established by this paragraph) by the fraction A/C where A is the Net Selling Price for the stock keeping unit most comparable to the component of the Product containing the relevant Compound as the sole API, if sold separately, in such country during the relevant fiscal quarter and C is the Net Selling Price for the Combination Product in such country during the relevant fiscal quarter.

If, on a country-by-country basis, the Product containing a Compound as the sole API is not sold separately in said country during the relevant fiscal quarter but one or more of the other API in the Combination Product are sold separately in said country during the relevant fiscal quarter, the Net Sales for the Combination Product shall be calculated by multiplying the Net Sales of such Combination Product (without regard to the adjustment established by this paragraph) by the fraction (1-(D/C)) where D is the Net Selling Price for the stock keeping unit most comparable to the product containing the other API as the sole API and C is the Net Selling Price for the Combination Product in such country during the relevant fiscal quarter.  For clarity, if there are two or more other product API, additional D terms calculated in the same manner shall be included in the numerator so that the fraction shall be
(1-(D1+D2+. . .)/C).

If, on a country-by-country basis, the Product containing a Compound as the sole API is not sold separately in a country and one or more of the other API in the Combination Product are not sold separately in such country, the Net Sales of the Combination Product shall be deemed to be the Net Sales of such Combination Product (without regard to the adjustment established by this paragraph) multiplied by the fraction A/C where A is the Net Selling Price on an average worldwide basis for the stock keeping unit most comparable to the Product containing the relevant Compound as the sole API, and C is the Net Selling Price for the Combination Product on an average worldwide basis.

1.66        Net Selling Price” means the Net Sales (as defined in the first and second paragraphs of the definition of “Net Sales”, without giving effect to the subsequent paragraphs of such definition) of a Product divided by the number of units of Product sold.

1.67        “Non-breaching Party” shall have the meaning set forth in Section 14.3(a).

1.68        “Offsetting Patents” shall mean Patents controlled by a Third Party and that are required for the research, Development, manufacture, use, sale, offer for sale or importation of JTK-303 based on the formulation furnished by JT to Gilead, as used for treatment and/or prophylaxis of HIV infection and to the extent based on the manufacturing process provided by JT to Gilead.

1.69        “Other Indication” shall mean therapeutic and prophylactic uses other than in the treatment and prophylaxis of HIV infection.

1.70        “Patent” shall mean (a) all patents, certificates of invention, applications for certificates of invention, and patent applications, including without limitation patent applications under the Patent Cooperation Treaty and the European Patent Convention, and abandoned patent applications throughout the world, together with (b) any renewal, divisional, continuation (in whole or in part), or continued prosecution applications of any of such patents, certificates of invention and patent applications, and any all patents or certificates of invention issuing thereon, and any and all reissues, reexaminations, extensions, divisions, renewals, substitutions, confirmations, supplemental protection certificates, registrations, revalidations, revisions, and additions of or to any of the foregoing, and any counterparts in any other country of any of the foregoing and any other patents and patent applications claiming priority back to any of the foregoing.

1.71        “Payment Term” shall have the meaning set forth in Section 8.3(d).

1.72        “Phase II Study” shall mean initial clinical trials of a Product on a limited number of patients for the purposes of determining dose and evaluating safety and efficacy of the proposed therapeutic indication as more fully defined in 21 C.F.R. §312.21(b) (or the equivalent process in other countries or groups of countries in the Gilead Territory).

1.73        “Phase III Study” shall mean expanded clinical trials of a Product on a large number of patients for the purposes of evaluation of the overall benefit-risk relationship and long-term safety of the proposed therapeutic indication as more fully defined in 21 C.F.R. §312.21(c) (or the equivalent process in other countries or groups of countries in the Gilead Territory).

1.74        “Phase IIIB/IV Study” shall mean any clinical trials of a drug that are not required for receipt of Regulatory Approval, but that may be useful in providing additional Product Profile data for such drug, supporting label expansion for such drug, or satisfying any conditions imposed by a Regulatory Authority upon the granting of Regulatory Approval for such drug.

1.75        “Price Approval” shall mean the receipt of approval (to the extent that such approval is required) by the applicable governmental authority with respect to the price at which a pharmaceutical product is sold and can be reimbursed by healthcare insurers, non-profits, government programs, and the like.

1.76       “Product” shall mean (i) any pharmaceutical product that contains Compound as the sole active pharmaceutical ingredient, or (ii) a Combination Product.

1.77        “Product Labeling” shall mean (i) the full prescribing information for any Product, as approved by the relevant Regulatory Authority and (ii) all labels and other written, printed or graphic information included in or placed upon any container, wrapper or package insert used with or for any Product that complies with the Regulatory Approval for such product.

1.78        “Product Profile” shall mean the recommendations for and limitations upon use of a pharmaceutical product that must be included in product labeling and packaging pursuant to any Regulatory Approval for such product.

1.79        “Promotional Materials” shall mean written, printed, graphic, electronic, audio or video matter, including but not limited to journal advertisements, sales visual aids, leave items, formulary binders, reprints, direct mail, direct-to-consumer advertising, internet postings, broadcast advertisements and sales reminder aids (for example, note pads, pens and other such items) intended for use or used by Gilead or its Affiliate or Sublicensees in connection with the promotion of a Product, but excluding Product Labeling.

1.80        “Prosecution” shall have the meaning set forth in Section 9.3(a).

1.81        “Regulatory Approval” shall mean all approvals (including without limitation supplements, amendments, and Price Approvals), licenses, registrations or authorizations of any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, necessary for the manufacture, distribution, use or sale of a Product in a given regulatory jurisdiction.

1.82        “Regulatory Authority” shall mean the FDA or a counterpart of the FDA outside the United States.

1.83        “Regulatory Information” shall mean know-how, trade secrets, procedures, information, technology, experimental data, pre-clinical, non-clinical and clinical data, clinical safety, post-market safety, efficacy or comparative data, including without limitation raw or patient data, and any and all material information or reports relating to the development, registration, manufacture and commercialization of a Product that is reasonably necessary or required for Regulatory Approval of a Product.  For illustration, Regulatory Information includes, but is not limited to, draft and final copies of all NDAs and INDs that are to be submitted or have been submitted by JT and Gilead or their respective Affiliates to the regulatory authorities, including, without limitation, the FDA or EMEA, and that are included in other NDAs and INDs for a Product filed by either Party or its Affiliates, together with all material subsequent correspondence and data submissions relating to the foregoing, and all improvements or inventions made or obtained by either Party or its Affiliates, which are reasonably necessary or required to the formulation of a Product or the manufacture, development and registration of a Product.

1.84        “Remaining Competitive Recovery” shall have the meaning set forth in Section 9.4(f)(i).

1.85        “Reverted Country” shall mean a country in the Gilead Territory as to which Gilead’s rights under this Agreement are terminated in part by JT pursuant to Section 14.3(c).

1.86        “Sole Invention” shall have the meaning set forth in Section 9.1(a).

1.87        “Sublicensee” shall mean a Third Party that is a sublicensee of a Party’s rights granted under Article 6.

1.88        “Sublicensee Know-How” shall mean Know-How owned, assigned to, developed by, or in-licensed by a Sublicensee that is necessary for, or actually used during the Term in, the Sublicensee’s Development or Commercialization of a Product.

1.89        “Sublicensee Patent” shall mean any Patent owned, assigned to, or in-licensed by a Sublicensee that is necessary for, or actually used during the Term in, the Sublicensee’s Development or Commercialization of a Product.

1.90        “Supply Agreement” shall mean an agreement entered into by the Parties after the Execution Date governing the commercial supply of Products.

1.91        “Term” shall have the meaning set forth in Section 14.1.

1.92        “Third Party” shall mean any entity other than JT or Gilead or an Affiliate of either Party.

1.93        “Third Party Claim” shall have the meaning set forth in Section 11.1.

1.94        “Third Party Royalties” shall mean up-front, milestone, royalty and any other similar payments paid by Gilead to any Third Party for Offsetting Patents for the Development, manufacture, use sale, offer for sale, or importation of Compound or Product.

1.95        “Trademark” shall have the meaning set forth in Section 9.7(a).

1.96        “Truvada” shall mean the fixed dose combination of Emtriva and Viread.

1.97        “Valid Claim” shall mean a claim of an issued and unexpired Patent, which has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, and which is not appealable or has not been appealed within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise.

1.98        “Viread” shall mean shall mean the pro-drug of Tenofovir known as tenofovir disoproxil fumarate, having the chemical formula (9-[(R)-2-[[bis [[isopropoxycarbonyl)oxy] methoxy] phosphinyl] methoxy] propyl] adenine fumarate).

1.99        “Viread Supply Agreement” shall mean the Supply Agreement between the Parties dated December 25, 2003 with respect to Viread, and as amended thereunder.

ARTICLE 2

MANAGEMENT

2.1          Joint Committee.

(a)                           Formation and Role.  The Parties wish to establish a Joint Committee (the “Joint Committee”) to provide a forum for the Parties to share and discuss their respective plans relating to the Development and Commercialization of Compound(s) and Products and to coordinate activities to be taken by the Parties with respect to the Development and Commercialization of such Compound(s) and Products.  The Joint Committee shall operate by the procedures set forth in this Section 2.1 and in Section 2.2 and shall have only the powers described in this Article 2 and elsewhere in this Agreement.  The role of the Joint Committee will be to:

(i)                            review and discuss the Parties’ respective strategies for seeking Regulatory Approval of Products for treatment of HIV infection, and such Other Indications for which a Party wishes to seek Regulatory Approval, within the Parties’ Territories (for clarification, the Parties may meet with Regulatory Authorities in their respective Territory with respect to Products for the Licensed Indication without the approval of the Joint Committee), subject to their obligations under this Agreement;

(ii)                           facilitate the exchange of information between the Parties with respect to Gilead’s activities hereunder for the Gilead Territory and JT’s activities hereunder for the JT Territory;

(iii)                         review and discuss the Gilead Development Plan, the Gilead Commercialization Plan and updates thereof;

(iv)                          review and discuss the JT Development Plan, the JT Commercialization Plan and updates thereof;

(v)                            review, discuss and facilitate resolution of matters discussed in the Joint Committee, including other agenda items submitted in accordance with Section 3.4 and Section 5.4;

(vi)                          in conjunction with the IP Subcommittee, provide a forum for updates on strategies for obtaining, maintaining and enforcing Patent and Trademark protection for Products in the Gilead Territory;

(vii)                         establish such working groups or sub-committees, in addition to the IP Subcommittee, as it may choose from time to time to accomplish its purposes, and such groups or subcommittees may include those not members of the Joint Committee;

(viii)                        work with the Alliance Managers to facilitate communication, interaction and coordination of the activities under this Agreement;

(ix)                          establish procedures for the efficient sharing of Regulatory Information, Know-How and materials necessary for each Party’s preclinical, non-clinical, clinical and regulatory Development of Products hereunder, consistent with this Agreement;

(x)                           review and discuss actions taken by either Party with respect to Products that would conflict with a Party’s efforts to achieve Regulatory Approval of a Product or to maximize global Commercialization of a Product for the treatment of HIV infection, and such Other Indications for which a Party wishes to seek Regulatory Approval, and that could reasonably be expected to have a material adverse impact upon the regulatory status or potential sales of Products in the other Party’s Territory;

(xi)                          review and discuss any unresolved conflict arising under Section 6.7; and

(xii)                         perform such other functions as appropriate to further the purposes of this Agreement, as determined by the Parties.

(b)           Committee Principles.  The Joint Committee will perform its responsibilities under this Agreement based on the principles of prompt and diligent Development of Products for treatment of HIV infection, consistent with the obligations of the Parties under this Agreement and with good pharmaceutical practices and the maximization of long-term profits derived from the sale of Products for treatment of HIV infection in the Gilead Territory and the JT Territory.

(c)           Decision-Making.

(i)            Subject to Section 2.1(c)(ii)-(iv), any disputes or disagreements concerning matters that cannot be resolved within the Joint Committee, and for which agreement between the Parties is required or otherwise involves breach, may be referred by the Joint Committee for resolution under Article 15.  The Joint Committee shall not have any power to amend, modify or waive compliance with this Agreement.

(ii)           Any disputes or disagreements, concerning matters that directly relate to either Party’s Patents or Know-How (other than matters relating to a breach of this Agreement) that cannot be resolved within the Joint Committee shall be decided by [*].

(iii)         Disputes or disagreement concerning the Gilead Development Plan, any Gilead Updates, or any JT Development Plan and JT Updates, shall be addressed as provided in Section 3.2(d).

(iv)          Disputes or disagreement concerning the Gilead Commercialization Plan or any JT Commercialization Plan shall be addressed as provided in Section 5.2(c).

2.2          Joint Committee Membership and Procedures.

(a)           Membership.  As of the Effective Date, JT and Gilead have each designated three (3) representatives to serve on the Joint Committee, as set forth in Schedule 2.2.  Either Party may designate substitutes for its representatives if one (1) or more of such Party’s designated representatives is unable to be present at a meeting.  From time to time each Party may replace its representatives by written notice to the other Party specifying the prior representative(s) and their replacement(s).  A representative of Gilead shall serve as the chairperson of the Joint Committee.

(b)           Meetings.  The Joint Committee shall hold at least two (2) meetings per year at such times as it elects to do so.  The chairperson shall be responsible for calling meetings.  As the Joint Committee so determines at each such meeting, participants shall discuss the Development, Regulatory Approval, manufacture and/or Commercialization of Products and the procurement, maintenance and enforcement of Patent and Trademark protection for Products.  Meetings of the Joint Committee shall be effective only if at least two (2) representatives of each Party are present or participating.  The Joint Committee may meet either (i) in person at either Party’s facilities, (ii) by audio or video teleconference, or (iii) at such locations as the Parties may otherwise agree.  With the prior consent of each Party’s representatives, other representatives of each Party or Third Parties involved with Development, Regulatory Approval, manufacture and/or Commercialization of Products and procurement, maintenance and enforcement of Patent and Trademark protection for Products may attend meetings as observers, provided however that if the Alliance Manager for either Party is not a member of the Joint Committee, such Alliance Manager may attend all meetings of the Joint Committee without such consent. Additional meetings of the Joint Committee may also be held with the consent of each Party, or as required under this Agreement, and neither Party will unreasonably withhold or delay its consent to hold such an additional meeting.  Each Party shall be responsible for all of its own expenses of participating in the Joint Committee.

(c)           Minutes.  One of Gilead’s Joint Committee representatives shall be responsible for preparing and issuing minutes of each such meeting within thirty (30) days thereafter.  Such minutes will not be finalized until JT reviews and confirms with Gilead the accuracy of such minutes in writing.

(d)           Meeting Agendas.  The Gilead Alliance Manager shall, after consulting with the Joint Committee members, develop and circulate an agenda containing the topics (i.e., Development, manufacturing and/or Commercialization issues and other agenda items submitted in accordance with Section 3.4 and Section 5.4) for the upcoming meeting.  The Gilead Alliance Manager shall disclose to the members of the Joint Committee (i) the draft agenda no later than ten (10) business days in advance, and (ii) its final agenda at least five (5) business days in advance, of each meeting of the Joint Committee; provided that under exigent circumstances requiring Joint Committee input, the Gilead Alliance Manager may provide the draft and final agenda to the members of the Joint Committee within a lesser period of time in advance of the meeting, or may propose that there not be a specific agenda for a particular meeting, so long as such Joint Committee members reasonably consent to such temporary changes to the general process for distributing the agenda for Joint Committee meetings.

2.3          Alliance Managers.

(a)           Selection of Alliance Managers.  Each Party has designated on Schedule 2.3 an appropriate person to facilitate communication, interaction and coordination of the Parties’ activities under this Agreement relating to Products and to provide support and guidance to the Joint Committee (each, an “Alliance Manager”).  Each Alliance Manager shall have appropriate experience and may also serve as a representative of either Party on the Joint Committee.  Each Party may change its Alliance Manager from time to time upon notice to the other Party.

(b)           Responsibilities.  The Alliance Managers shall attend all meetings of the Joint Committee, and may attend, as necessary, any meetings held by subcommittees of the Joint Committee, including the IP Subcommittee.  Each Alliance Manager shall (i) be the initial point of contact and communication for each Party to identify actual or potential disputes arising in connection with this Agreement; (ii) refer such issues or disputes to the Joint Committee, IP subcommittee, or other subcommittee, as appropriate, for discussion; (iii) plan and coordinate cooperative efforts for internal and external communications and notices; and (iv) ensure that governance activities, such as the conduct of the Joint Committee, or any subcommittee, including production of meeting minutes and relevant action items agreed upon at such meetings, are appropriately carried out, referred to the appropriate employees of each Party, or are otherwise addressed by the Parties.

2.4          Collaboration Guidelines.  In all matters relating to this Agreement, each Party shall seek to comply with good pharmaceutical and environmental practices consistent with its own existing practices.  Subject to the terms of this Agreement, the activities and resources of each Party shall be managed by such Party, acting independently and in its individual capacity.  The relationship between JT and Gilead is that of independent contractors and neither Party shall have the power to bind or obligate the other Party in any manner, other than as is expressly set forth in this Agreement.

ARTICLE 3

DEVELOPMENT

3.1          Performance.

(a)           Gilead Activities.  Upon the Effective Date, as between the Parties, Gilead shall be responsible for conducting regulatory, non-clinical, clinical, pharmaceutical, and commercial development, manufacturing, registering and marketing, of a Product for treatment of HIV infection in the Gilead Territory in accordance with this Article 3, and shall reasonably apprise the Joint Committee of such efforts.  Gilead shall devote Diligent Efforts to the Development of a Product for use in the treatment of HIV infection to support the Commercial Launch of such Product in the Gilead Territory in accordance with this Agreement. Gilead shall bear all of the costs and expenses incurred in connection with any such activities performed.

(b)           JT Activities.  JT may Develop Products to support the Commercial Launch of a Product in the JT Territory, but shall not be under any obligation to do so.  JT shall bear all of the costs and expenses incurred in connection with any such activities.

3.2          Development Plans.

(a)           Gilead Development Plan.

(i)            Attached hereto as Schedule 3.2 is Gilead’s plan for Development of Products (“Gilead Development Plan”).  The Joint Committee will review the Gilead Development Plan at its first meeting.

(ii)           Not less frequently than semi-annually, Gilead shall provide to the Joint Committee, in advance of any meeting of such Committee, updates, if any, to the Gilead Development Plan (“Gilead Updates”).  Each Gilead Update will revise and/or describe, as necessary or appropriate, among other things: (A) project milestones; (B) estimated target dates for achieving milestones in Developing Product; (C) responsibilities of Gilead; (D) the resources to be made available by Gilead; (E) scope, tasks and estimated timelines for Gilead’s conduct of regulatory and clinical studies for Product, including without limitation clinical trial protocols, estimated enrollment numbers and estimated filing submission dates for such activities; (F) summaries of clinical data and reports on such data; (G) any other significant matters relating to clinical and pre-clinical development, regulatory filings and manufacturing; (H) a comparison of the then-current Development status for Product against the Gilead Development Plan or any previous Gilead Update; (I) a summary of material differences between such Gilead Update and the initial Gilead Development Plan or previous Gilead Update; and (J) other agenda items.  Such Gilead Update shall be submitted to the Joint Committee for review and comment in advance of the meeting of the Joint Committee at which it is to be discussed.

(b)           JT Development Plan.

(i)            If JT should in its discretion elect to Develop Products in the JT Territory, then prior to the commencement of material activities specifically undertaken for clinical trials for a Product, JT will submit JT’s plan for Development of Products in the JT Territory (“JT Development Plan”) to the Joint Committee, which will have an opportunity to review and discuss the JT Development Plan prior to the commencement by JT of any such activities.

(ii)           Not less frequently than semi-annually, JT shall provide to the Joint Committee in advance of any meeting of such Committee, drafts of updates, if any, to any JT Development Plan (“JT Updates”).  Each JT Update will revise and/or describe, as necessary or appropriate, among other things: (A) scope, tasks and estimated timelines for JT’s conduct of regulatory and clinical studies for Product, including without limitation clinical trial protocols, estimated enrollment numbers, filing submission dates for such activities; (B) any other significant matters relating to clinical and pre-clinical development, regulatory filings and manufacturing; (C) a comparison of the then-current Development status for Product against the JT Development Plan or any previous JT Update; (D) a summary of material differences between such JT Update and the initial JT Development Plan or previous JT Update; and (E) other agenda items.  Such JT Update shall be submitted to the Joint Committee for review and comment in advance of the meeting of the Joint Committee at which it is to be discussed.

(c)           Availability of Information. Any information that is required to be included in the Gilead Development Plan or any JT Development Plan or updates thereto pursuant to Section 3.2(a) or (b), but which is not yet available to or developed by a Party at the time such plan is first reviewed by the Joint Committee, shall be provided when available to the Joint Committee by such Party and included in a subsequent JT Update or Gilead Update, as applicable.

(d)           Principles of Development Plans.  Each Party, in developing or preparing its Development Plan and updates thereto, will seek to be consistent with and address: (i) the development of a clinical profile for a Product that supports appropriate use recommendations and restrictions; and (ii) each Party’s efforts to maximize global Commercialization of a Product for treatment of HIV infection. Notwithstanding anything in this Agreement to the contrary, each Party shall be responsible for and control its own Development Plan and shall consider in good faith any comments by the Joint Committee or the other Party on such Development Plan, provided that the final determination as to the content of such Development Plan shall reside in [*].

3.3          Reports and Information.  Both Parties shall informally update the Joint Committee periodically regarding significant Development and regulatory activities with respect to Products for the Licensed Indication, including without limitation any informal meetings between Gilead and the Regulatory Authorities in the Gilead Territory, and JT and the Regulatory Authorities in the JT Territory.  In addition, each Party shall present written reports to the Joint Committee on such activities at each meeting of the Joint Committee summarizing each Party’s significant clinical and regulatory activities with respect to Products pursuant to this Agreement.

3.4          Other Agenda Items. Prior to any meeting of the Joint Committee, any member of the Joint Committee may request that the Chairperson of the Joint Committee put on the agenda for such upcoming meeting one or more of the following items for discussion:

(a)           Gilead’s performance of its obligations under Section 3.1(a);

(b)           Gilead’s activities pursuant to the Gilead Development Plan, Gilead Updates, or other Gilead activities involving Development;

(c)           JT’s activities pursuant to the JT Development Plan, JT Updates, or other JT activities involving Development; or

(d)           any item for discussion referred by representatives on the IP Subcommittee under Section 9.2(c).

3.5          Information Exchange.

(a)           Obligation to Exchange Information. During the Term, subject to Section 3.5(b) and Section 4.3(a):

(i)            JT shall, upon reasonable request of Gilead, make available, on a fully paid-up basis, to Gilead as soon as practicable after such request, JT Know-How and Regulatory Information which is Controlled by JT, and its Affiliates or Sublicensees as a result of JT’s activities in the JT Territory;

(ii)           Gilead shall, upon reasonable request of JT, on a fully paid-up basis, make available to JT as soon as practicable after such request, Gilead Know-How and Regulatory Information which is Controlled by Gilead, and Gilead’s Affiliates or Sublicensees as a result of the performance of Gilead’s obligations hereunder.

(b)           Limitations.  The obligations in this Section 3.5 are subject to any existing legal or contractual restrictions or limitations on either Party; provided, however, that, if legal or contractual restrictions or limitations exist, the nature of such restrictions or limitations shall be promptly disclosed to the other Party to the extent permissible.  The Party that is subject to such restrictions or limitations shall use its Diligent Efforts to obtain a waiver of such restrictions or limitations to the extent that the other Party agrees to be bound by any terms and conditions associated with any such waiver.

(c)           Creation of New Data.

(i)            Either Party may ask the other Party to generate new Regulatory Information (i.e., Regulatory Information not already in the possession or Control of the other Party) to satisfy regulatory requirements applicable to such Party.

(ii)           Upon receiving such a request, the requested Party will consider such request on a reasonable basis and provide such Regulatory Information if the requested Party can do so without unreasonable burden, additional cost or other disadvantage to the requested Party.

(iii)         If new Regulatory Information requested pursuant to Section 3.5(c)(i) would impose additional costs on the requested Party, the requested Party may (A) in its sole discretion decline to provide the requested Regulatory Information; or (B) request that the requesting Party pay some or all of such costs on a basis to be negotiated by the Parties.

(d)           Permitted Purposes.  The receiving Party or the receiving Party’s Sublicensees receiving Regulatory Information pursuant to this Section 3.5 may use such Regulatory Information only for the receiving Party’s development and/or marketing activities, including filing regulatory applications.

(e)           Form and Manner of Exchange. The exchanges of Regulatory Information shall be undertaken in written, electronic and/or oral form from time to time, as necessary or as reasonably requested, and, in general, in meetings of the Joint Committee. All

Regulatory Information under this Section 3.5 will be exchanged in English to the extent possible.

ARTICLE 4

REGULATORY MATTERS

4.1          Gilead Marketing Authorization Applications and Regulatory Approval.  In the Gilead Territory, Gilead shall file and own all INDs (if applicable), Marketing Authorization Applications and Regulatory Approvals for Products for the Licensed Indication, and shall be solely responsible for all communications with Regulatory Authorities in the Gilead Territory in relation thereto (to the extent permitted by law).

4.2          Gilead Access to JT Know-How and Filings.

(a)           Regulatory Data.  Without limiting the generality of Section 3.5, JT shall, as soon as practicable after the Effective Date, provide, to the extent not previously provided,  Gilead copies of all IND drafts to be submitted by JT or its Affiliates. JT shall also provide Gilead with additional material information, data (in draft or final report form) and Know-How that is reasonably required for Regulatory Approval of Products for the Licensed Indication in the Gilead Territory, together with all material subsequent correspondence and data submissions relating to the foregoing, as soon as practicable.  JT will use reasonable efforts to cooperate with Gilead and to advise Gilead with respect to questions raised with Gilead by Regulatory Authorities within the Gilead Territory regarding Products (and agreed to by JT as provided in this Section 4.2(a)); provided that Gilead shall nevertheless continue to have the primary responsibility to prepare responses and respond to all such questions and inquiries.

(b)           Form of Transfer; Items not Transferred.  Pursuant to the Confidential Disclosure Agreements, JT shall provide all regulatory data and related documentation that it is required to provide to Gilead hereunder in electronic form, to the extent that an electronic copy is reasonably available to JT or its Affiliates.  JT shall not be required to provide in paper form to Gilead any such item that JT provides to Gilead in electronic form, except items which may be required by Regulatory Authorities in the Gilead Territory to be submitted in their original form.  Gilead shall have the right, in accordance with Section 4.2(c), to reference and incorporate such data in Gilead’s regulatory filings for Products in the Gilead Territory.  The Parties shall discuss the form in which the Parties shall exchange Know-How pursuant to Sections 3.5, 4.2 and 4.3, where not expressly provided in such Sections.

(c)           JT Regulatory Filings.  Subject to Section 12.2, JT hereby grants Gilead the right to reference all of JT’s (including its Affiliates, Sublicensees and distributors) Regulatory Approvals for the Products for the Licensed Indication in Japan, and all subsequent correspondence and data submissions relating thereto, in Gilead’s regulatory filings for Products for the Licensed Indication in the Gilead Territory.  Such right shall be transferable to Gilead’s Affiliates, Sublicensees and distributors.

4.3          JT Access to Gilead Know-How and Filings.

(a)           Use.  Subject to Section 12.2, JT shall have the right to use and incorporate all Gilead Know-How provided to it pursuant to Section 3.5 in Marketing Authorization Applications for Products.  Gilead hereby grants JT, subject to Section 12.2, the right to reference all of Gilead’s and its Affiliates’ and Sublicensees’ INDs (if relevant), Marketing Authorization Applications, Regulatory Approvals and post-approval Phase IIIB/IV data for Products in such JT regulatory filings.  Such rights shall be transferable to JT’s Affiliates, its other Sublicensees and distributors.  Gilead shall provide JT with an electronic copy of each IND (if relevant), Marketing Authorization Application and other Gilead regulatory filing for Products in the Gilead Territory, and of all of Gilead’s and its Affiliates’ and Sublicensees’ material subsequent correspondence and data submissions relating thereto, as well as a copy of Gilead’s post-approval Phase IIIB/IV data and a status report regarding all Gilead’s and its Affiliates’ and Sublicensees’ regulatory filings for Products in the Gilead Territory and material events occurring in relation thereto (to the extent not otherwise provided to JT pursuant to this Section 4.3).  Gilead shall provide such copies as soon as practicable after any regulatory filing.

(b)           Sublicensee Permission; Transferability to Sublicensees.  Gilead shall require its Affiliates and Sublicensees hereunder (i) to permit Gilead to provide to JT any of such Affiliate’s Gilead Know-How, or any of such Sublicensee Know-How; and (ii) to grant to JT the right to reference any IND, Marketing Authorization Application or Regulatory Approval containing such Know-How for the purposes set forth in Section 4.3(a).  Gilead shall also require its Affiliates and Sublicensees to disclose to Gilead and to allow Gilead to disclose to JT all Know-How that Gilead must report pursuant to Section 4.4.

4.4          Adverse Event Reporting and Safety Data Exchange.  The Parties shall report, and take other actions in relation to, adverse events experienced with Products that are reported or otherwise known to them, their Affiliates or their Sublicensees in accordance with a “Safety Data Exchange Protocol” to be agreed upon at the appropriate time by the Parties.

4.5          Communications; Regulatory Filings.

(a)           Gilead.  Gilead shall be responsible for making the filings for Regulatory Approval in the Gilead Territory.  Except as may be required by law and unless explicitly requested or permitted in writing to do so by JT, Gilead shall not communicate with any Regulatory Authority having jurisdiction in the JT Territory regarding any Product, or file any IND or Marketing Authorization Application for Products in the JT Territory.  The foregoing restrictions shall cease to be applicable on a country-by-country basis upon the expiration of the last-to-expire Valid Claim of a JT Patent in such country, provided that Gilead shall not utilize any JT Know-How other than with respect to a Product or Compound; and, provided further that nothing in the foregoing shall contravene Gilead’s confidentiality obligations under this Agreement or the Confidential Disclosure Agreements.

(b)           JT.  JT shall be responsible for making the filings for Regulatory Approval in the JT Territory.  Except (i) as may be required by law or (ii) as provided for in the Safety Data Exchange Protocol, and unless explicitly requested or permitted in writing to do so by Gilead, JT shall not communicate regarding any Product with any Regulatory Authority having jurisdiction in the Gilead Territory or file any IND or Marketing Authorization Application for Products in the Gilead Territory.  The foregoing restrictions shall cease to be applicable on a country-by-country basis upon the expiration of the last-to-expire Valid Claim of a JT Patent in such country, provided that JT shall not utilize any Gilead Know-How other than with respect to a Product or Compound; and, provided further that nothing in the foregoing shall contravene JT’s confidentiality obligations under this Agreement or the Confidential Disclosure Agreements.

ARTICLE 5

COMMERCIALIZATION

5.1          Performance.

(a)           Gilead Activities.  Gilead shall have sole responsibility for Commercializing any Product for the Licensed Indication in the Gilead Territory, as provided in this Article 5. Gilead shall devote Diligent Efforts to Commercialize a Product for use in the treatment of HIV infection in the Gilead Territory in accordance with this Agreement. Gilead shall bear all of the costs and expenses incurred in connection with all such Commercialization.

(b)           JT Activities.  JT may Commercialize Products in the JT Territory, but shall not be under any obligation to do so.  JT shall bear all the costs and expenses incurred in connection with any such activities performed.

5.2          Commercialization Plans.

(a)           Gilead Commercialization Plan.

(i)            On or before the filing of an MAA or NDA for a Product to be Commercialized in the Gilead Territory, Gilead shall provide the Gilead Commercialization Plan to the Joint Committee (“Gilead Commercialization Plan”).  Gilead shall update the Gilead Commercialization Plan not less than once annually and no later than [*] of each year, and submit such updated Plan to the Joint Committee for review and comment.

(ii)           The Gilead Commercialization Plan will describe, among other things:  (A) current status of Regulatory Approval for such Product; (B) estimated timelines of milestones for obtaining [*] (including without limitation [*]) of [*] such Product; (C) pricing [*]; (D) plans for [*] for such Product; (E) [*] for Product in the [*] in each of the [*];  (F) [*] for Product for [*]; (G) [*] against the [*] presented at the preceding Joint Committee meeting and a [*] between such [*] and the [*]; (H) for each [*], the total number of Gilead [*] the Product, and the expected [*] the Product by [*]; and (I) and other significant events occurring in relation thereto.  The Gilead Commercialization Plan will provide a level of detail reasonably sufficient to enable JT to determine whether Gilead’s activities are consistent with the requirements of Sections 5.1(a) and 5.3.

(iii)         Gilead shall informally update the Joint Committee periodically regarding Gilead’s significant Commercialization activities for Products for the Licensed Indication in the Gilead Territory.  In addition, at each meeting of the Joint Committee, Gilead shall present written reports to the Joint Committee on such activities summarizing Gilead’s significant Commercialization activities with respect to Products in the Gilead Territory pursuant to this Agreement.

(b)           JT Commercialization Plan.

(i)            If JT should in its discretion elect to Commercialize Products in the JT Territory, JT shall provide the JT Commercialization Plan to the Joint Committee (“JT Commercialization Plan”) within sixty (60) days after any request by JT to transfer an NDA or MAA to JT for the purpose of effecting Commercial Launch in the JT Territory.  JT shall thereafter update any JT Commercialization Plan not less than once annually and no later than [*] of each year, and submit such revised or updated Plan to the Joint Committee for review and comment.

(ii)           Any JT Commercialization Plan will describe, among other things:  (A) current status of Regulatory Approval for such Product; (B) estimated timelines of milestones for obtaining [*] (including without limitation [*]) of [*] such Product; (C) pricing [*]; (D) plans for [*] for such Product; (E) other significant events occurring in relation thereto.  Any JT Commercialization Plan will provide a level of detail reasonably sufficient to enable Gilead to determine whether JT’s activities are consistent with the requirements of 5.1 and 5.2(c).

(iii)         JT shall informally update the Joint Committee periodically regarding any significant JT Commercialization activities for Products for the Licensed Indication in the JT Territory.  In addition, at each meeting of the Joint Committee, JT shall present written reports to the Joint Committee on such activities summarizing any significant JT Commercialization activities with respect to Products in the JT Territory pursuant to this Agreement.

(c)           Principles of Commercialization Plans and Global Efforts under Commercialization Plans.  The Gilead Commercialization Plan and JT Commercialization Plan defined under this Article 5 shall be consistent with and address each Party’s efforts to maximize global Commercialization of a Product for treatment of HIV infection.  Notwithstanding anything in this Agreement to the contrary, each Party shall be responsible for and control its own Commercialization Plan, and shall consider in good faith any comments by the Joint Committee or the other Party on such Commercialization Plan, provided that the final determination as to the content of such Commercialization Plan shall reside in the Party responsible for the Commercialization Plan.

(i)            Gilead’s diligence obligations under Section 5.1(a) shall include efforts to maximize overall Commercialization of a Product in the Gilead Territory.  In determining whether or not to initiate Commercial Launch in a particular country in the Gilead Territory, Gilead may appropriately consider (A) legal, political, economic, intellectual property, trade, pricing, health care policy and infrastructure, regulatory infrastructure, environmental and other relevant factors that may result from Commercial Launch in that country; (B) how such factors or results may impact Commercialization of a Product in that country; and (C) how such factors and results may impact the Commercialization of such Product globally.

(ii)           If Gilead does not initiate Commercial Launch in a particular country and JT reasonably believes that such failure to Launch constitutes a breach of Gilead’s diligence obligations under Section 5.1(a), then JT shall notify Gilead in writing of its concerns and may request information supporting Gilead’s decision.  Gilead shall promptly respond to JT’s written notice and any request for supporting information by (A) providing JT with information supporting its decision to not initiate Commercial Launch of the Product in the particular country; (B) initiating Commercial Launch of the Product in such country; or (C) acknowledging that Gilead has not fulfilled its diligence obligations in such country.  If upon receipt of any supporting information from Gilead, JT still believes that Gilead has not exercised its diligence obligations with respect to the Commercial Launch of a Product in such country, then JT may raise the issue to the Joint Committee for discussion and for facilitation of potential resolution.  If such issue is not resolved through discussions in the Joint Committee, the Joint Committee may refer the issue to dispute resolution in accordance with Article 15.

(iii)         If an issue under this Section 5.2(c) is subject to arbitration under Article 15 and such arbitration results in a binding determination that Gilead failed to exercise its diligence obligations with respect to the Commercial Launch of a Product in such country and that factors favorable to Commercial Launch did exist, or if Gilead makes the acknowledgement in Section 5.2(c)(ii)(C), then Gilead shall elect to either (A) [*] or (B) [*].  If JT accepts such [*], JT shall have the right (including through Affiliates or Sublicensees) following such [*].  If JT (i) does not accept [*] when they are offered by Gilead; (ii) JT does [*]; or (iii) JT [*].   The terms “commercialize” and “commercialization” for purpose of this subsection 5.2(c)(iii) include the initiation by JT of a commercial discussion with potential Sublicensees or distributors.

(iv)          In determining if Gilead has exercised diligence, the arbitrator in the arbitration shall consider the factors in Section 5.2(c)(i).  In addition, the arbitrator may consider the [*] by Gilead in the country as a factor in justifying a [*] in a particular country if, under similar circumstances, a [*].

5.3          Promotional Materials.

(a)           Preparation of Promotional Materials.  Gilead shall prepare or have prepared Promotional Materials for Products for the Licensed Indication in the Gilead Territory.  Consistent with applicable law, Gilead shall provide to the Joint Committee exemplars and/or representative samples of all Promotional Materials for Products pursuant to mutually agreed-upon procedures and timelines.   JT or its Affiliates will have the right to use such Promotional Materials in the Commercialization of Products for the Licensed Indication in the JT Territory.

(b)           Filing of Promotional Materials.  To the extent required by applicable regulatory requirements, Gilead shall file all Promotional Materials as required by the appropriate Regulatory Authority in the Gilead Territory.  All Promotional Materials and Product Labeling shall, to the extent permitted by law, identify JT as the licensor of Products.

(c)           JT’s Use of Promotional Materials.  Gilead shall use commercially reasonable efforts to respond to JT’s or its Affiliates’ request for, and to provide JT or its Affiliates with, the following materials, information and opportunities (to the extent available to Gilead), which shall be used by JT or its Affiliates for the Commercialization of Products for the

Licensed Indication in the JT Territory: (i) samples of Gilead’s Promotional Materials used for sales of Products; (ii) training materials used by Gilead to train its sales force for Products; (iii) opportunities for two employees of JT or its Affiliates to participate in Gilead’s training programs, on terms described in the License Agreement between the Parties dated July 31, 2003, that are established for the specific purpose of training Gilead’s sales force to promote Products; and (iv) other public information or materials that are reasonably necessary for Commercialization of Products in the JT Territory.

5.4          Other Agenda Items. Prior to any meeting of the Joint Committee, any member of the Joint Committee may request that the Chairperson of the Joint Committee put on the agenda for such upcoming meeting one or more of the following items for discussion:

(a)           Gilead’s performance of its obligations under Section 5.1(a);

(b)           Any matter contained in the Gilead Commercialization Plan, or Gilead’s activities thereunder; or

(c)           Any matter contained in the JT Commercialization Plan, or JT’s activities thereunder.

5.5          Global Access Program.  Gilead may from time to time add to Schedule 1.65 the names of additional countries participating in the Gilead Global Access Program; provided, however, that prior to making any such additions, Gilead shall provide to JT: (a) [*]; and (b) a reasonable time in which to discuss any such additions with Gilead.  Gilead shall undertake commercially reasonable efforts to seek to [*] in the Gilead Global Access Program, which efforts are consistent with those Gilead uses with its other HIV products.  Gilead will discuss in good faith with JT any such [*] and shall keep JT reasonably informed of actions taken in furtherance of such efforts to [*] in the Gilead Global Access Program.  In any Gilead press release announcing an expansion of the Gilead Global Access Program with respect to the Product, Gilead will include a statement to the effect that JT has agreed to waive its right to a royalty on sales of the Product in the countries participating in the Gilead Global Access Program.

ARTICLE 6

LICENSES, RIGHTS OF NEGOTIATION AND DISCUSSION

6.1          License to Gilead. Subject to the terms and conditions of this Agreement, JT hereby grants to Gilead an exclusive (even as to JT except to the extent provided in this Article 6), royalty-bearing license under the JT Technology to Develop, make, have made, use, sell, have sold, offer for sale and import Compounds and Products for the Licensed Indication in the Gilead Territory. Gilead shall have the right to sublicense [*] It is understood by the Parties that [*] for the grant of any sublicense for commercialization rights to any JT Technology [*].

6.2          Licenses to JT.  Subject to the terms and conditions of this Agreement, Gilead hereby grants to JT an exclusive, fully-paid license or sublicense under the Gilead Technology to (a) Develop, make, have made, use, sell, have sold, offer for sale and import Compound and Products for the Licensed Indication in Japan, (b) Develop, make, have made, use and import Compound and Products worldwide, solely in furtherance of JT’s rights to the Compound or Products under applicable law or hereunder, and (c) upon the expiration in a particular country of the Payment Term or reversion pursuant to Section 5.2(c)(iii) or Article 14, to sell, have sold, and offer for sale Compound and Products in such country.  JT shall have the right to sublicense [*].  Such sublicense shall be sublicenseable through one (1) or more tiers of Sublicensees [*].

6.3          Use of Trademarks by JT.  Subject to the terms and conditions of this Agreement, Gilead hereby agrees to grant to JT (with right of sublicense to JT’s Affiliates and licensees) a perpetual, fully paid-up, exclusive license to use the Trademark in the JT Territory for the Development and Commercialization of Products. JT shall have the right to sublicense, subject to Gilead’s prior written consent, which shall not be unreasonably withheld or delayed.  Such sublicense shall be sublicenseable through one (1) or more tiers of sublicensees without Gilead’s prior written consent.

6.4          Third Party Licenses.

(a)           Inclusion of Right to Sublicense.  In the event that either Party obtains from a Third Party a license under Sublicensee Patents or Sublicensee Know-How, such Party shall, subject to Section 6.4(b), use its commercially reasonable efforts to include in such license a right to grant a sublicense on the same terms and conditions to the other Party solely to support the license grants contained in Sections 6.1 and 6.2.

(b)           Payments to Third Parties.  It is understood by both Parties that, regarding any license or sublicense described in Section 6.4(a), if a Party (the “First Party”) is obliged to make payments to Third Parties relating to the license or sublicense under a specific Patent or Know-How to the other Party (the “Other Party”), the First Party shall provide written notice to the Other Party in a timely manner about the details of such payment obligations. The Other Party shall provide written notice to the First Party in a timely manner indicating whether it:

(i)            accepts responsibility for (x) all such payments to the extent they relate to the license or sublicense in question or (y) in the case such payments are based upon global sales, its pro-rata portion of such payments based upon sales inside or outside of the Gilead Territory, as the case may be, or (z) in case such payments are not based upon sales inside or outside of the Gilead Territory, as the case may be, or

(ii)           declines to accept responsibility for such payment.  If the Other Party declines to accept such responsibility, the specific Patent or Know-How shall not be regarded as a part of the license or sublicense granted pursuant to Section 6.4(a).

6.5          Affiliate and Sublicensee Obligations.  To the extent applicable, each Party shall require: (a) its Affiliates to grant the other Party a license under such Affiliates’ Patents and Know-How to the extent necessary for or actually used during the Term in such Party’s or such Party’s Affiliate’s Development and Commercialization activities under this Agreement; and (b) its Sublicensees to grant the other Party a license under such Sublicensee’s Sublicensee Patents and Sublicensee Know-How, to the extent necessary for or actually used during the Term in such Party’s or such Party’s Sublicensee’s Development and Commercialization activities under this Agreement.

6.6          Covenants Regarding Use of Patents and Know-How.

(a)           JT Scope of License.  JT covenants that it shall not practice the Gilead Technology outside the scope of the licenses granted to it pursuant to this Article 6.

(b)           Gilead Scope of License.  Gilead covenants that it shall not practice the JT Technology outside the scope of the licenses granted to it pursuant to this Article 6.

6.7          Other Integrase Products.

(a)           Permitted Gilead Activities.  During the Term and in the Gilead Territory, Gilead or its Affiliates or Sublicensees may (i) [*]; or (ii) [*].  If Gilead or its Affiliates elects to develop and/or commercialize such product under this Section 6.7, including through a license to a Third Party, Gilead shall, prior to [*].

(b)           Effect on Gilead’s Obligations.  In the event that JT believes that Gilead’s activities or potential activities relating to any such product will result in a conflict with Gilead’s obligations under Section 3.1(a) or 5.1(a), JT shall so inform Gilead in writing, stating the basis for its belief.  The Parties shall negotiate in good faith an appropriate mechanism to address the issues raised by JT.  If, after [*] days of good faith negotiation, the Parties cannot agree on an appropriate mechanism, such [*], and, in the event that the [*].

(c)           Developing and Selling Multiple Products.  Any development and/or commercialization described in this Section 6.7 [*] affect Gilead’s level of Development and/or Commercialization efforts relating to the Product; provided, however, that the Parties agree that: (A) Gilead may utilize the synergies and efficiencies of two [*] without such utilization being considered diminished effort; and (B) the existence of a second [*] as a result of such synergies, or a loss of sales or market share (or potential therefor) for the Product, even where Gilead exerts the same level of effort.

(d)           [*]  Gilead agrees that neither it nor its Affiliates shall license any [*] from any Third Party except that:  (i) beginning on the [*] this covenant shall be inapplicable to any such license for [*] that has not yet [*] and (ii) this covenant shall be inapplicable after the occurrence of the later of (x) the [*] and (y) the [*].

6.8          [*].

(a)           Right of First Negotiation.

(i)            When and if the JT compound known as [*] JT shall so notify Gilead in writing. The notice shall include the information described in Section 6.8(b).

(ii)           Gilead shall have [*] after receipt of the notice described in Section 6.8(b) (or, if later, [*] after receipt of any materials and information properly requested by Gilead pursuant to Section 6.8(b)), to notify JT in writing that Gilead wishes to enter into exclusive negotiations with JT to acquire a license to develop and commercialize [*].

(iii)         Upon delivery to JT of the notice described in Section 6.8(a)(ii), JT shall negotiate exclusively with Gilead in good faith, for not less than [*], the terms and conditions of such a license.  If in the course of such negotiation Gilead offers, in writing, terms and conditions as adjusted pursuant to Section 6.8(b) for a license that are in the [*] not [*] for JT than those contained in this Agreement for the Compound (other than this Section 6.8), then JT shall agree to such terms and conditions, and the Parties shall enter into a license agreement with modifications appropriate for the circumstances.  For clarity, potential [*] under Section 6.8(c) will not be considered when determining whether the proposed terms for a license to [*] are in the [*] for JT than those contained in this Agreement for the Compound.

(iv)          Unless otherwise agreed by the Parties in writing prior to the expiration of the [*] period described in Section 6.8(a)(iii), JT or its Affiliate shall after the expiration of such [*] period be free to enter into an agreement with any Third Party for the development or commercialization of [*].

(b)           Information and Material to be Provided to Gilead.

(i)            No later than [*] of each year, until Gilead acquires a license to [*] or its rights expire under this Section 6.8, JT shall provide to Gilead: (A) a summary of [*] and other matters as JT can reasonably provide on a non-confidential basis relating to [*];  (B) should Gilead so request in writing, sufficient quantities of materials comprising [*] to allow Gilead to determine its interest in [*], which material shall be provided under a material transfer agreement then in effect between the Parties, and on similar terms as those contained in the Material Transfer Agreement dated October 6, 2004; and (C) any other information, ancillary to the information already provided (including Confidential Information), which is reasonably requested in writing by Gilead, to the extent such information is available to JT or its Affiliates or licensees or can be made readily available to any of them without substantial additional cost.

(ii)           The notice provided by JT pursuant to Section 6.8(a)(i) and Section 6.8(b)(i) shall include the information described in Section 6.8(b)(i)(A) to the extent it has not been previously provided to Gilead.  Following receipt of such notice, Gilead may request, and JT shall provide, the material and information described in Section 6.8(b)(i)(B)-(C) on the terms described therein whether or not Gilead has previously requested and received such material and information.

(c)           [*].  If Gilead and JT elect to enter into an agreement for the Development and Commercialization of [*], and if, at any time prior to termination of any such agreement, Gilead discontinues Development and/or seeking Regulatory Approval of a Compound or Product pursuant to this Agreement and a termination of this Agreement has become effective, [*] of the license fee and milestone payments paid by Gilead to JT with respect to the Compound or Product shall be [*] the corresponding license fee and milestone payments remaining payable pursuant to the agreement for [*] at the time of such termination.  No such [*] shall be available while Gilead pursues Development and/or Commercialization of [*] until the termination of this

Agreement has become effective.  In addition, the Net Sales of Products hereunder and of [*] under the agreement therefor shall be [*] for purposes of application of the royalty rates under Section 8.3 and the comparable provision in the agreement for [*].  So long as both this Agreement and the agreement for [*] remain in effect, [*], the diligence obligations of Gilead under Sections 3.1(a) and 5.1(a) of this Agreement and the comparable diligence obligations contained in the agreement for [*] shall each be deemed satisfied if the diligence obligations in either or both of said agreements has been satisfied.

6.9          No Implied Licenses.  Except as expressly set forth in this Agreement, neither Party grants any license under its intellectual property rights (including without limitation Patents) to the other Party.

ARTICLE 7

MANUFACTURE AND SUPPLY

7.1          Supply.  After the Effective Date, Gilead shall be responsible for the manufacture of all additional quantities of Compound and finished materials necessary for the Development and Commercialization of Products in Gilead Territory.  Further, to the extent requested by JT, Gilead shall supply JT and its Affiliates and Sublicensees fully for their respective material requirements for such activities in Japan.  If Gilead elects to Develop and Commercialize a new formulation of Product for Gilead Territory, JT shall have the right to be supplied for such formulation for its activities in Japan.  The supply needs of JT (and its Affiliates and licensees), Gilead and other purchasers shall be treated equally by Gilead (including in terms of quality and delivery times and in circumstances involving shortages of Product).  Gilead shall use its Diligent Efforts to supply such amounts of Product pursuant to the terms set forth in a Supply Agreement to be separately made and entered into between the Parties including standard terms and conditions similar to those agreed upon in the Viread Supply Agreement.  For clarity, JT reserves the right to manufacture and have manufactured, in the Gilead Territory, all quantity of bulk and finished materials necessary for the commercialization of Product in Japan.  JT will discuss its plans with respect to the manufacture of Product in advance with Gilead, and will in good faith work to minimize any negative impact of such manufacturing on Gilead’s planning and reservation of manufacturing capacity for supply to JT.

7.2          Price.  JT’s ex-works purchase price for a Product shipped pursuant to this Section 7.2 shall be equal to Gilead’s Manufacturing Cost plus a [*] percent [*] markup thereon. In the event that the Manufacturing Cost cannot be calculated in advance of an order, Manufacturing Cost of the previous year shall be used.  In February of the following year a true-up calculation shall be performed to determine the Manufacturing Cost.  This true-up calculation shall base the Manufacturing Cost on the December 31 exchange rates of the previous year.  Any overpayment or underpayment by JT will be balanced in March of the respective year.

ARTICLE 8

COMPENSATION

8.1          License Fee.  Within ten (10) business days after the Effective Date, Gilead shall pay to JT a license fee of fifteen million dollars ($15,000,000) in cash by wire transfer of immediately available funds into an account designated by JT.  Such license fee shall be [*] hereunder.  For clarification, the license fee hereunder shall be paid to JT from Gilead and/or its Affiliates from the United States and/or up to two (2) other jurisdictions for which no withholding tax is applicable.

8.2          Milestone Payments.

(a)           HIV.  Gilead shall make the following milestone payments to JT based on achievement of the following regulatory and Commercialization milestone events with respect to HIV for Products in the Gilead Territory as set forth in this Section 8.2.  Gilead shall notify JT promptly in writing after first achievement of each of the milestone events listed below, and Gilead shall pay to JT the amounts set forth below.  Such report and payment may occur together, at the same time, within [*] days of Gilead’s achievement of the relevant milestone event for a Product.  Each milestone payment by Gilead to JT hereunder shall be payable only once, regardless of the number of times achieved with one Product or multiple Products for use with respect to HIV.  Each such payment shall be [*] under this Agreement.  For clarification, the milestone payments hereunder shall be paid to JT from Gilead and/or its Affiliates from the United States and/or up to two (2) other jurisdictions for which no withholding tax is applicable.

Milestone Event for a Product containing Compound		Payment Amount
1.	First [*] (the “First Event”)	$	[*]	million

2.	First [*] (the “Second Event”)	$	[*]	million

3.	Filing of [*] (the “Third Event”)	$	[*]	million

4.	Regulatory Approval of [*] (the “Fourth Event”)	$	[*]	million

5.	Filing of [*] (the “Fifth Event”)	$	[*]	million

6.	Regulatory Approval of [*] (the “Sixth Event”)	$	[*]	million

7.	First achievement of Net Sales in the Gilead Territory equal to $[*] million in a calendar year	$	[*]	million

	Maximum Total:		$90	million

Notwithstanding anything else herein:

(1)             if the Second Event has occurred, the First Event shall be deemed to have occurred or been completed and the corresponding event payment shall become due;

(2)             if the Third Event or the Fifth Event has occurred, the Second Event shall be deemed to have occurred or been completed and the corresponding event payment shall become due;

(3)             if the Fourth Event has occurred, the Third Event shall be deemed to have occurred or been completed and the corresponding event payment shall become due; and

(4)             if the Sixth Event has occurred, the Fifth Event shall be deemed to have occurred or been completed and the corresponding event payment shall become due.

(b)           Other Indications.  If Gilead desires to pursue Development and Commercialization of a Product or Compound for any Other Indication, the Parties will agree on a schedule of payments for achievement of regulatory and Commercialization milestone events with respect thereto for Products in the Gilead Territory.  If the Parties cannot reach an agreement, they may submit the matter for resolution in accordance with the executive negotiation and arbitration procedures set forth in Section 15.1.

8.3          Royalty Payments.

(a)           Rates.  Gilead shall pay JT a royalty based on Net Sales of Products sold by Gilead and its Affiliates and Sublicensees in such country in a given calendar year during the Payment Term for each Product according to the following rates:

(i)            [*] percent ([*]%) of the portion of aggregate Net Sales of Products in the Gilead Territory that is less than or equal to [*] million Dollars ($[*]) in any calendar year;

(ii)           [*] ([*]%) of the portion of aggregate Net Sales of Products in the Gilead Territory that exceeds [*] million Dollars ($[*]) and that is less than or equal to [*] million Dollars ($[*]) in any calendar year; and

(iii)         [*] percent ([*]%) of the portion of aggregate Net Sales of Products in the Gilead Territory that exceeds [*] million Dollars ($[*]) in any calendar year.

(b)           Sales by Sublicensees.  Upon request by Gilead, the Parties will in good faith discuss whether an adjustment to the royalty applicable on Net Sales made by Sublicensees outside the Major Markets is appropriate, and if the Parties agree in writing to any adjustment, the royalty rate pursuant to Section 8.3(a) for such sales will reflect such adjustment.

(c)           Example Calculation.  For example, if aggregate Net Sales of a Product for the Licensed Indication throughout the Gilead Territory were equal to [*] million Dollars [*] in a calendar year, and no offsets or reductions described in Sections 8.3(f), (g) or (h) are applicable, then the royalty payable to JT hereunder for such total Net Sales would be equal to [*] plus [*] plus [*], for a total royalty of [*] Dollars [*].

(d)           Payment Term.  “Payment Term” shall mean, the period of time beginning upon the date of Commercial Launch of a Product in the Gilead Territory, and ending upon the later of, on a product-by-product basis: (i) the [*] year anniversary of such Commercial Launch; or (ii) expiration of the last-to-expire Valid Claim of a JT Patent in the Gilead Territory which Valid Claim would be infringed by the manufacture, use or sale of a Product.

(e)           Payment for Non-Patent Benefits. This Section 8.3 is intended to provide for payments equal to the percentages of Net Sales set forth above for a minimum of [*] years from Commercial Launch of each Product in the Gilead Territory, or a longer period if JT Patents covering Products in the Gilead Territory are in effect after such time period.  In establishing this payment structure, the Parties recognize, and Gilead acknowledges, the substantial value of the various actions and investments undertaken by JT prior to the Effective Date.  Such value is significant and in addition to the value of JT’s grant to Gilead of a patent license pursuant to Section 6.1, as it enables the rapid and effective market introduction of the Products for the Licensed Indication in the Gilead Territory.  The Parties agree that the royalty payments calculated as a percentage of Net Sales (plus the license fee and the cost reimbursements provided for elsewhere herein) provide fair compensation to JT for these additional benefits.

(f)            Generic Products.  If a Third Party is selling in any country units of a Generic Product that, in any calendar year, are greater than [*] percent [*] of the sales by Gilead, its Affiliates and Sublicensees of units of such Product (where the API for such Product is chemically identical to the API for the Generic Product) in such country in such year, then the Parties will in good faith discuss a reduction of royalties due under Section 8.3(a) for such country.  If the Parties cannot agree on the amount of such reduction, the royalty due by Gilead pursuant to this Section 8.3 for such country shall be reduced by [*] percent ([*]%) of that which would otherwise be due under Section 8.3(a) for such year.

(g)           Payment of Patent Costs.  In the event that Gilead reasonably elects to prosecute and maintains a patent application within the JT Patents pursuant to Section 9.3(b) in any country, then Gilead shall provide an accounting of such costs to JT and shall offset [*] percent ([*]%) of the reasonable costs thereof against amounts due to JT for such country pursuant to Section 8.3.

(h)           Third Party Royalties.  Promptly upon learning of the need for any payments needed to secure Offsetting Patents in any country, Gilead shall give written notice to JT specifying the amount of such payments and describing the Offsetting Patents.  The royalty payments required to be paid on any given date in such country pursuant to Section 8.3 shall be subject to an offsetting reduction on such date by Gilead in an amount equal to [*] Percent ([*]%) of the amount of Third Party Royalties that are paid to secure Offsetting Patents in such country.

(i)            Limitation.  Notwithstanding the foregoing, no offsets or reductions made by Gilead in any country pursuant to Section 8.3(f), (g) and (h) shall in the aggregate exceed an amount equal to [*] Percent ([*]%) of the amount otherwise due pursuant to Section 8.3 in such country.  Any amount that has not been offset because of this Section 8.3(i) shall be eligible for offset against the next succeeding royalty payment or payments due for such Product in such country.  If such deferred offset is again limited by Section 8.3(i), the deferred amount shall be subject to offset against future royalty payments for such Product successively until a total of [*] Percent ([*]%) of all Third Party Royalties made in respect of such Product in such country have been offset against royalty payments paid by Gilead for such Product in such country.

8.4          Payment, Rules and Procedures.

(a)           Quarterly Reports. Royalties, payments hereunder and written reports showing the calculation and the basis for the payments shall be made by Gilead within [*] days after the end of each Calendar Quarter in which such sales of Product occur in Gilead Territory.

(b)           Other Reports. Within [*] days following the end of each Calendar Quarter in which sales of Product occur in Gilead Territory, in the case of sales by Gilead or its Affiliates, or within [*] days after Gilead receives the account of Net Sales from its Sublicensee in the case of sales by Gilead’s Sublicensees, Gilead shall submit to JT an estimate of the Net Sales in each country of the Gilead Territory that occurred in the preceding Calendar Quarter, together with any corrections to estimates submitted in prior Calendar Quarter of the same year.

(c)           United States Dollars.  Royalty payments by Gilead to JT hereunder shall be made in United States Dollars, based on calculations of such Net Sales converted and stated in United States Dollars.  For clarification, the royalty payment hereunder shall be paid to JT from Gilead and/or its Affiliates from the United States and/or up to two (2) other jurisdictions for which no withholding tax is applicable.

(d)           Exchange Rate.  Gilead shall use an exchange rate equal to the spot rate as published in the Eastern Edition of the Wall Street Journal as of the close of business on the business day that is two (2) business days before the last business day of the prior month for each month in the applicable Calendar Quarter.  For example, the rate used to calculate Net Sales in the month of April would be the spot rate from the applicable business day in March; if the last business day in March were Wednesday the 31st, the rate would be based on the applicable spot rate for Monday the 29th, and if the last business day in March were Monday the 31st, the rate would be based on the applicable spot rate for Thursday the 27th.  If Gilead changes its currency system, Gilead shall provide JT with prompt written notice and the Parties shall negotiate in good faith a new methodology which is acceptable under GAAP.

8.5          Additional Information.  Gilead shall provide to JT any other information reasonably requested by JT to determine whether Gilead has made all payments due to JT pursuant to this Article 8.

8.6          Taxes and Payments.  Each Party shall be responsible for any and all taxes levied on amounts it receives from the other under this Agreement.

8.7          Withholding Taxes.  If Gilead is required by law, rule or regulation to withhold taxes from payments due JT hereunder, Gilead shall (i) deduct those taxes from the amount remittable to JT hereunder, (ii) promptly pay the taxes to the proper taxing authority, and (iii)

send evidence of the obligation together with proof of payment to JT within thirty (30) days following that payment to enable JT to claim all foreign tax credits available to it under law.  The Parties understand that under the laws and regulations currently in effect, no withholding taxes apply to any payments made under this Agreement.  If changes in the applicable laws and regulations result in withholding tax obligations on payments hereunder, the Parties will engage promptly in good faith discussions in order to adopt changes in order to minimize such obligations.

8.8          Payments to or Reports by Affiliates.  Any payment required under any provision of this Agreement to be made to either Party, or any report required to be made by any Party, shall be made to or by an Affiliate of that Party if designated in writing by that Party and agreed to by the other as the appropriate recipient or reporting entity.

8.9          Late Payments.  Any amounts not paid by Gilead when due under this Agreement shall be subject to interest from and including the date payment is due, through and including the date upon which Gilead has made a wire transfer of immediately available funds into an account designated by JT, at an annual rate equal to the sum of [*] percent ([*]%) plus the prime rate of interest quoted in (i) the Money Rates section of the New York edition of the Wall Street Journal calculated daily on the basis of a 365-day year, or (ii) if such edition is unavailable, a similar reputable data source, or (iii) if lower, the highest rate permitted under applicable law; provided that if a higher interest rate applies to payments JT must make to Third Party licensors that are based upon or derived from any late payment by Gilead under this Article 8, then such higher rate shall apply to the portion of such late payment attributable to amounts owed to such Third Party.

8.10        Accounting.  Each Party shall determine any costs and expenses that may be reimbursed to a Party or reported by a Party under this Agreement using its standard accounting procedures, consistently applied, to the maximum extent practical as if such Product were a solely owned product of the determining Party, except as specifically provided in this Agreement.  The Parties also recognize that such procedures may change from time to time and that any such changes may affect the calculation of such costs and expenses.  The Parties agree that, where such changes are economically material to either Party, adjustments shall be made to compensate the affected Party in order to preserve the same economics as reflected under this Agreement.

ARTICLE 9

INTELLECTUAL PROPERTY

9.1          Ownership and Rights

(a)           Ownership of Inventions.  Each Party shall own any inventions made solely by its employees, agents or independent contractors in conducting their activities hereunder (each a “Sole Invention”).  Inventions hereunder made jointly by employees, agents or independent contractors of each Party in the course of performing under this Agreement shall be owned jointly by the Parties in accordance with joint ownership interests of co-inventors as determined under United States patent laws (“Joint Inventions”).  Inventorship shall be determined in accordance with United States patent laws.

(b)           Cooperation.  Each Party shall promptly execute all papers and instruments, and/or require its employees or contractors to execute such papers and instruments, as applicable, so as to effectuate the ownership of JT Technology and Gilead Technology.

(c)           Updates to Schedules

(i)            Schedule 1.9B shall be updated from time to time by JT to list Patents covering the structure of, or manufacture or use of, JTK-303.

(ii)           JT agrees to amend or supplement Schedule 1.48 from time to time to include any JT Patent existing after the Effective Date and prior to expiration or termination of this Agreement under Article 14.

9.2          IP Subcommittee.

(a)           Establishment and Scope.  Promptly after the Effective Date, the Parties shall establish, as a subcommittee of the Joint Committee, a joint IP subcommittee (the “IP Subcommittee”) to function, until the Parties agree to disband such committee, to facilitate and discuss (i) the filing, Prosecution and maintenance of JT Patents and Gilead Patents under Section 9.3; (ii) the filing, prosecution, registration and maintenance of Trademarks under Section 9.7; and (iii) the need for or usefulness of any Third Party license.  The IP Subcommittee shall operate under the procedures established in this Section 9.2.

(b)           Composition.  The IP Subcommittee shall be composed of three (3) named representatives of Gilead and three (3) named representatives of JT. Each Party shall appoint its respective representatives to the IP Subcommittee from time to time, and may substitute one or more of its representatives, in its sole discretion, effective upon notice to the other Party of such change.  The members of the IP Subcommittee shall have appropriate technical or legal credentials, experience and knowledge, and ongoing familiarity with the Development and Commercialization of Compound(s) and Products, and related Patents and other IP issues arising under this Agreement. Members of the IP Subcommittee may delegate from time-to-time certain matters arising within the IP Subcommittee as they deem appropriate. Additional representatives or consultants may from time to time, by mutual consent of the Parties, be invited to attend IP Subcommittee meetings, subject to such representative’s or consultant’s written agreement to comply with the confidentiality and non-use obligations equivalent to those set forth in Article 13.  Gilead shall select one (1) of its representatives as the initial chairperson of the IP Subcommittee.  On each anniversary of the Effective Date, the Parties shall rotate designation of the chairperson.

(c)           Governance.  The IP Committee may resolve any issue before it based on a consensus of its members.  In the event that the IP Subcommittee cannot or does not, after good faith efforts, reach a consensus on an issue, a majority of either Party’s representatives in the IP Subcommittee may refer such issue to make it an item on the agenda of the Joint Committee for discussion under the procedures set forth in Section 3.4.   With respect to the need for any Third

Party license described in Section 9.2(a)(iii), the Party [*] shall make the final determination of whether to obtain such license.

(d)           Meetings.  The IP Subcommittee shall meet in accordance with a schedule established by the Parties, but no less frequently than once per Calendar Quarter, in a location mutually agreed upon by the Parties, or by means of teleconference, videoconference or other similar communications equipment. Additional meetings of the IP Subcommittee may also be held with the consent of each Party, or as required under this Agreement, and neither Party will unreasonably withhold or delay its consent to hold such an additional meeting. Each Party shall bear its own expenses related to the attendance of such meetings by its representatives.  No IP Subcommittee meeting may be conducted unless at least two (2) representatives of each Party are participating. The IP Subcommittee may choose to reduce the frequency of their meetings or disband, as appropriate based on the reduced need for oversight of JT Patents and/or Gilead Patents under Section 9.3, or the reduced need for oversight of Trademark issues under Section 9.7.

9.3          Prosecution of Patents.

(a)           Prosecution.  As used herein, “Prosecution” shall mean any procedure or practice before an administrative agency such as the United States Patent and Trademark Office, or an equivalent agency, including but not limited to interferences, reexaminations, reissues, oppositions, and the like.

(b)           JT Patents.

(i)            Except as otherwise set forth in this Section 9.3, JT shall be responsible for the filing, Prosecution and maintenance of JT Patents on a worldwide basis at its sole expense.  If JT determines to abandon or not file or maintain any (i) Patent within the JT Patents in any country in the Gilead Territory; or (ii) any claim or subject matter directed to a composition of matter, manufacture or use of a Compound or Product in the Licensed Indication in any country in the Gilead Territory, then JT shall promptly notify the representatives of the IP Subcommittee and shall provide Gilead with thirty (30) days prior written notice of such determination (or such other period of time reasonably necessary to allow Gilead to assume such responsibilities).  Gilead shall then have the opportunity to file, Prosecute and/or maintain such Patent, claims or subject matter in such country in Gilead’s Name and at Gilead’s sole expense, and if Gilead is Commercializing Product in such country, [*] of any such costs incurred by Gilead shall be creditable against royalties paid to JT under Section 8.3 in that country.

(ii)           Interference, Opposition, Reexamination and Reissue.  If JT becomes aware of any request for, or filing or declaration of, any interference, opposition, or reexamination relating to JT Patents in the Gilead Territory for which JT is responsible for Prosecution, JT shall inform Gilead within thirty (30) days of learning of such event. The Parties shall reasonably cooperate with respect to such interference, opposition, or reexamination. Gilead shall have the right to review and consult with JT regarding any submission to be made in connection with such proceeding. JT shall give Gilead timely notice of any proposed settlement of an interference relating to an JT Patent, and shall not enter into such settlement without Gilead’s prior written consent (such consent not to be unreasonably withheld or delayed).

(iii)         English Translation of JT Patents.  JT has provided Gilead with English language translations of the JT Patents listed on Schedule 1.48, and will provide Gilead with English language translations of any other JT Patents added to Schedule 1.48 after the Execution Date as soon as practicable after such addition.

(c)           Gilead Patents.  Except as otherwise set forth in this Section 9.3, Gilead shall be responsible for the filing, Prosecution and maintenance of the Gilead Patents at its sole expense. If Gilead determines to abandon or not file or maintain any (i) Patent within the Gilead Patents in any country; or (ii) any claim or subject matter directed to a composition of matter, manufacture or use of a Compound or Product in the Licensed Indication in any country, then Gilead shall promptly notify the representatives of the IP Subcommittee and shall provide JT with thirty (30) days prior written notice of such determination (or such other period of time reasonably necessary to allow JT to assume such responsibilities).  JT shall then have the opportunity to file, Prosecute and/or maintain such Patent, claims or subject matter in any such country in JT’s Name and at JT’s sole expense.

(d)           Joint Patents.  Except as otherwise set forth in this Section 9.3, with respect to Joint Inventions, the IP Subcommittee shall determine which Party shall file, Prosecute and/or maintain Patents covering such Joint Inventions (“Joint Patents”).  Except as provided in the final sentence of this Section 9.3(d), if either Party Prosecutes a Joint Patent, such Party shall solely bear its own internal costs thereof, and the external costs for such Prosecution (e.g., outside counsel, filing fees, etc.) shall be borne equally by the Parties.  Except to the extent either Party is restricted by the licenses granted to the other Party and covenants contained herein, and to the extent permitted by law, each Party shall be entitled to practice, and to grant to Third Parties or its Affiliates the right to practice, inventions claimed in a Joint Patent without restriction or an obligation to account to the other Party.  Either Party may disclaim its interest in any particular Joint Patent, in which case (i) the disclaiming Party shall assign its ownership interest in such Joint Patent to the other Party for no additional consideration, (ii) the Party that is then the sole owner shall be solely responsible for all future costs of such Patent, and (iii) the disclaiming Party shall hold no further rights thereunder and such Patent shall thereafter not be a Joint Patent.

(e)           Cooperation.

(i)            If a Party determines that (A) regulatory exclusivity of a Patent is required in a country in such Party’s territory and (B) the failure to obtain such regulatory exclusivity will have a material adverse impact on such Party’s activities with respect to the Compound or Product in such country, then it shall notify the other Party in writing of such determinations and propose a commercially reasonable means to obtain such regulatory exclusivity.  The Parties shall cooperate with each other in good faith to take whatever actions are reasonably appropriate in a timely manner to address the material adverse impact.  A Party shall not be required to effect any transfer or assignment of its Patent rights for the purpose of obtaining regulatory exclusivity in any country in the other Party’s territory without such Party’s express written consent, which shall not be unreasonably withheld.

(ii)           Neither Party may take any action under this Section 9.3 that would otherwise interfere with or prevent the other Party from fulfilling its diligence obligations under this Agreement.

(iii)          If either Party becomes aware of any Patents, information or proceeding that relate to any JT Patent, Gilead Patent or Joint Patent that may adversely impact the validity, title or enforceability of such JT Patent, Gilead Patent or Joint Patent, such Party shall promptly notify the other Party of such patent, information or proceeding, provided that such notification would not contravene any existing, relevant obligations of confidentiality to which such Party may be subject.

(f)            Diligence.  The Parties shall use Diligent Efforts to pursue claims and subject matter in Patents directed to JTK-303 in each Major Market; and (b) in such other countries in the Gilead Territory where Gilead reasonably requests.  In the United States the Parties shall use Diligent Efforts to [*]  In all Major Markets the Parties shall use Diligent Efforts to pursue claims in such Patents so that such claims would issue in a timely manner.

(g)           Third Party License Rights.  To the extent any rights granted under this Article 9 relate to Patents subject to a license to either Party of Third Party technology, such rights shall be subject to the terms and conditions of such licenses, and the provisions of this Article 9 shall apply to such Patents only to the extent consistent with such licenses.

9.4          Infringement of Patents by Third Parties.

(a)           Notification.

(i)            Notice.   If either Party learns of any alleged or threatened infringement of the JT Patents or Gilead Patents, or any misappropriation or misuse of Know-How, of which the other Party is a sole owner, co-owner or licensee, such Party shall promptly notify, in writing, the other Party of such infringement, misappropriation or misuse.  Any infringement reported hereunder shall be an “Infringement”.

(ii)           Certifications.  Each Party shall inform the other Party of any certification regarding any JT Patent or Gilead Patent that it has received pursuant to either 21 U.S.C. §§ 355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV) or its successor provisions, or Canada’s Patented Medicines (Notice of Compliance) Regulations Article 5, or any similar provisions in a country other than the United States and Canada, and shall provide the other Party with a copy of such certification within [*] days of receipt by such Party.  JT’s and Gilead’s rights with respect to the initiation and prosecution of any legal action as a result of such certification or any recovery obtained as a result of such legal action shall be as defined in this Section 9.4.

(b)           Infringement of JT Patents.

(i)            First Right.  JT shall have the first right, but not the obligation, to prosecute Infringement of the JT Patents by activities conducted by Third Parties.  Such prosecution shall be at JT’s own expense and responsibility; provided, however, that Gilead may separately represent itself in such prosecution by counsel of its own choice (at Gilead’s own expense), in which case Gilead shall cooperate fully with JT.

(ii)           Back-up Right for Infringement in the Gilead Territory.  If within [*] days after notification pursuant to Section 9.4(a)(i), or [*] days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, JT does not prosecute Infringement, then Gilead shall have the right, but not the obligation, to bring at Gilead’s expense and in its sole control, such appropriate action in the Gilead Territory.  Such prosecution shall be at Gilead’s own expense and responsibility; provided, however, that JT may separately represent itself in such prosecution by counsel of its own choice (at JT’s own expense), in which case JT shall cooperate fully with Gilead.

(c)           Infringement of Gilead Patents.  Gilead shall have the first right, but not the obligation, to bring, at its own expense, an appropriate action against the person or entity Infringing a Gilead Patent.  If within [*] days after notification pursuant to Section 9.4(a)(i), or [*] days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, Gilead does not bring such action, JT shall have the right, but not the obligation, to bring at JT’s expense and in its sole control, such appropriate action in the JT Territory.  The Party not bringing an action under this Section 9.4(c) shall be entitled to separate representation in such matter by counsel of its own choice (at its own expense), in which case such Party shall cooperate fully with the other Party.

(d)           Cooperation and Diligence.

(i)            For any action to terminate any Infringement of JT Patents, or any misappropriation or misuse of JT Know-How, if either Party is unable to initiate or prosecute such action solely in its own name, the other Party shall join such action voluntarily and shall execute all documents necessary to initiate litigation to prosecute and maintain such action.  In connection with any such action, Gilead and JT shall cooperate fully and will provide each other with any information or assistance that either reasonably requests.  Each Party shall keep the other informed of developments in any such action or proceeding, including, to the extent permissible by law, the consultation and approval of any offer related thereto.

(ii)           Notwithstanding the obligations under Sections 9.4(b) and 9.4(c), neither Party may take any action under this Section 9.4 that would otherwise interfere with or prevent the other Party from fulfilling its diligence obligations under this Agreement.

(e)           Joint Patents.  With respect to Third Party Infringement of jointly owned Joint Patents other than that Infringement described in Sections 9.4(b) and 9.4(c), the Parties shall confer and take such action in such manner as they shall agree.  If the Parties are unable after a reasonable period of time to agree on how to proceed, then each Party may exercise its rights as joint owner of the affected Joint Patent in accordance with Section 9.1.  The Parties shall allocate their expenses and recoveries in relation to such actions as they shall agree, provided that unless the Parties otherwise agree in writing, they shall divide such recoveries as set forth in Section 9.4(f)(iii).

(f)            Allocation of Proceeds.  If either Party recovers monetary damages from any Third Party in an action brought under Section 9.4(b), Section 9.4(c) or Section 9.3(e), whether such damages result from the Infringement of JT Patents or Gilead Patents, such recovery shall be allocated first to the reimbursement of any expenses incurred by the Parties in such litigation (including, for this purpose, a reasonable allocation of expenses of internal patent officers). Any remaining amounts after such allocations (“Net Recovery”) shall be split as follows:

(i)            The portion of any Net Recovery that represents recovery for Infringement in the Gilead Territory relating to Products (“Remaining Competitive Recovery”) shall be allocated to JT in an amount equal to the total royalty that would have been payable to JT under Article 8 if Gilead had made Net Sales equivalent to the sales made by the Third Party underlying the award. The remaining portion of the Remaining Competitive Recovery shall be allocated to Gilead, except as provided in subsection (ii).

(ii)           The portion of any Net Recovery that represents recovery for Infringement involving a product that (A) is or would be competitive with Products in the JT Territory, or (B) is not or would not be competitive with Products in the Gilead Territory, shall be allocated to the Parties in accordance with the proportion of their respective expenses to prosecute the underlying Infringement action.

(iii)         The portion of any Net Recovery that represents recovery for Infringement in an action brought pursuant to Section 9.4(e) shall be [*] percent ([*]%) to Gilead and [*] percent ([*]%) to JT, unless Gilead and JT otherwise agree in writing.

9.5          Infringement of Third Party Rights.

(a)           Defense.

(i)            Gilead shall have the right, but not the obligation, to defend against any claim or initiate any declaratory judgment action relating to a Compound or Product, or bring any such action necessary to protect its interest in such Compound or Product, in the Gilead Territory at its own expense, and JT shall have the right to participate in any such suit, at its own expense.  The Parties shall reasonably cooperate with respect to the defense of the claim, including if required to conduct such defense, furnishing a power of attorney.

(ii)           If, within [*] days of receiving the notice provided for in Section 9.4(a), or [*] days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of a claim or response in such actions, whichever comes first, Gilead fails to take such action, or if Gilead informs JT that it elects not to exercise such first right, JT (or its designee) thereafter shall have the right to defend against such claim or initiate any declaratory judgment action relating to a Compound or Product or bring any such action necessary to protect its interest in such Compound or Product. The Parties shall reasonably cooperate with respect to the defense of the claim, including if required to conduct such defense, furnishing a power of attorney, provided that JT shall have the right to approve in advance (such approval not to be unreasonably withheld or delayed) Gilead’s strategy in any such action to the extent that such claim potentially relates to the scope, validity or enforceability of the JT Patents.

(b)           Noncontravention.  Nothing in this Section 9.5 shall be deemed to relieve either Party of its obligations under Article 11.

9.6          Settlement.  Each Party shall give the other Party timely written notice of the proposed settlement of any action under Sections 9.4 or 9.5, and neither Party shall consent to the entry of any judgment or settlement or otherwise compromise any such action or suit in a way that adversely affects the other Party’s intellectual property rights or its rights or interests with respect to a Compound or a Product without such other Party’s prior written consent (not to be unreasonably withheld).

9.7          Selection, Registration and Use of Product Trademarks.

(a)           Trademark.  It is the intent of the Parties that a single trademark (the “Trademark”) be identified and developed for use in connection with Development and Commercialization of each Product wherever possible throughout the Gilead Territory and the JT Territory.  The alternatives and preferences to be presented to the Regulatory Authorities for such Trademark shall be agreed upon by both Parties in a timely manner.

(b)           Registration.

(i)            Gilead will own the Trademark and be responsible for registering Trademark within the Gilead Territory.  Gilead shall use commercially reasonable efforts to maintain the Trademark as a valid and effective trademark registration in such countries, and shall be responsible for all taxes and fees required in connection therewith.  JT agrees to provide Gilead with all reasonable assistance for that purpose.

(ii)           JT will be responsible for registering Trademark in the JT Territory, shall use commercially reasonable efforts to maintain the Trademark as a valid and effective trademark registration within the JT Territory, and shall be responsible for all taxes and fees required in connection therewith.  Gilead agrees to provide JT with all reasonable assistance for that purpose.

9.8          Trademark Infringement.

(a)           Gilead.  Gilead shall have the right, but not the obligation, to defend against any claim or initiate any action relating to the Trademark (including Third Party claims of infringement against such Trademark) for any Product in the Gilead Territory at its own expense, and JT shall have the right to participate in any such suit, at its own expense.

(b)           JT.  JT shall have the right, but not the obligation, to defend against any claim or initiate any action relating to the Trademark (including Third Party claims of infringement against such Trademark) for any Product in the JT Territory at its own expense, and Gilead shall have the right to participate in any such suit, at its own expense.

(c)           Damages.  The damages, if any, recovered from any such action under this Section 9.8 shall first go to reimbursement of each Party’s respective costs with the remainder of recovery going to the Party who initiated such action or defense. The Parties shall reasonably cooperate with respect to the defense of the claim, including if required to conduct such defense, furnishing a power of attorney.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES

10.1        Mutual Representations and Warranties.  Each Party hereby represents, warrants and covenants (as applicable) to the other Party as follows:

(a)           Corporate Existence and Power.  It is a company or corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including, without limitation, the right to grant the licenses granted hereunder.

(b)           Authority and Binding Agreement.  As of the Execution Date, (a) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (b) it has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder; and (c) the Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation of such Party that is enforceable against it in accordance with its terms.

(c)           No Conflict.  It has not entered, and shall not enter, into any agreement with any Third Party that is in conflict with the rights granted to the other Party under this Agreement, and has not taken and shall not take any action that would in any way prevent it from granting the rights granted to the other Party under this Agreement, or that would otherwise materially conflict with or adversely affect the rights granted to the other Party under this Agreement.  Its performance and execution of this Agreement shall not result in a material breach of any other contract to which it is a Party.

(d)           No Misappropriation.  As of the Execution Date, it has not misappropriated, and, after the Execution Date, shall not misappropriate, the trade secret of any Third Party in the course of performing its responsibilities under this Agreement.

(e)           Rights in Technology.  As of the Execution Date, each of JT and Gilead has sufficient right in and to its Know-How and Patents, free and clear of any conflicting Third Party rights, to grant the rights set forth in this Agreement.  During the Term, each Party shall devote Diligent Efforts not to diminish the rights under Know-How and Patents owned or Controlled by it that are granted to the other Party herein, including without limitation by not committing or permitting any acts or omissions which would cause the material breach of any agreements between itself and Third Parties that provide access to or rights under intellectual property rights applicable to the development, manufacture, use or sale of Products.  Each Party agrees to provide promptly to the other Party notice of any such alleged breach.  As of the Execution Date, each Party is in compliance in all material respects with any such agreements with Third Parties.  Furthermore, where an agreement or arrangement between a Party and a Third Party governing licenses under intellectual property that, but for a requirement to obtain such Third Party’s consent to grant a license or sublicense as provided for in the Agreement, would be included in the JT Technology or the Gilead Technology, as applicable, the relevant Party to such agreement or arrangement shall use commercially reasonable efforts to obtain such consent, provided that if obtaining such consent would impose an economic burden on the other Party, then such intellectual property shall not be deemed to be Controlled by the Party requesting consent unless the other Party agrees in writing to assume such economic burden.

10.2        JT Representations.  JT represents and warrants to Gilead as of the Execution Date:

(a)           JT Patents.  The JT Patents listed in Schedule 1.48 are all of the Patents that JT Controls that would be infringed, but for the licenses granted to Gilead or its Affiliates pursuant to this Agreement, by the manufacture, Development, use, sale, offer for sale or importation of Products for treatment and prophylaxis of HIV infection in the Gilead Territory by Gilead.

(b)           No Liens on JT Patents.  To the actual knowledge of the Key JT Personnel, the JT Patents are free and clear of any liens and encumbrances except for any minor liens and encumbrances that arise in the ordinary course of business and that do not materially detract from JT’s ability to grant licenses thereunder to Gilead as provided herein.

(c)           Third Party Know-How.  To the actual knowledge of Key JT Personnel, all Know-How as of the Execution Date required for the licenses granted to Gilead in this Agreement is Controlled by JT.

(d)           Commercialization of Products.  To the actual knowledge of the Key JT Personnel there are no Patents (other than the JT Patents) that would be infringed by the manufacture, development, use, sale, offer for sale or importation of Compound for treating HIV infection in the Gilead Territory.

(e)           Non-Infringement of JT Technology by Third Parties.  To the actual knowledge of the Key JT Personnel there are no activities by Third Parties that would constitute infringement or misappropriation of the JT Technology as applied to treating HIV infection within the Gilead Territory.

(f)            Non-infringement of Third Party Rights.  To the actual knowledge of the Key JT Personnel there are no claims by a Third Party that any Patent or trade secret right owned or controlled by such Third Party would be infringed or misappropriated by the manufacture, develop, use, sale, offer for sale or importation of Compound for use in treating HIV infection in the Gilead Territory.

(g)           Knowledge of Specified Individuals.  No knowledge shall be imputed to any Key JT Personnel, and no Key JT Personnel shall be expected or required to undertake any investigation or inquiry of any nature for the purpose of verifying the accuracy of any representation, warranty or other statement set forth in this Agreement.

10.3        Gilead Representations and Covenant.  Gilead represents and warrants to JT as of the Execution Date that Gilead is not a party to any agreement which would (i) restrict Gilead from [*] and/or any other [*] for [*] that Gilead or its Affiliate or Sublicensee owns or Controls

(or comes to Control) together with [*], either [*] or in [*], and (ii) as a result of such restriction, would inhibit the Development or Commercialization of Product.  Gilead agrees not to enter into any such agreement during the Term.

10.4        Disclaimer.  Gilead understands that Compound and/or Products are the subjects of ongoing clinical research and development and that JT cannot assure the safety or usefulness of Compound and/or Products.  JT makes no warranty except as set forth in this Article 10 concerning its Patents or Know-How.

10.5        No Other Representations.  The express representations and warranties stated in this Article 10 are in lieu of all other representations and warranties, express, implied, or statutory, including without limitation, warranties of merchantability, fitness for a particular purpose, non-infringement or non-misappropriation of Third Party intellectual property rights.

ARTICLE 11

INDEMNIFICATION

11.1        Indemnification by JT.  JT hereby agrees to defend, hold harmless and indemnify (collectively “Indemnify”) Gilead and its Affiliates, agents, directors, officers and employees (the “Gilead Indemnitees”) from and against any and all liabilities, expenses and/or losses, including without limitation reasonable legal expenses and attorneys’ fees (collectively “Losses”) in each case resulting from Third Party suits, claims, actions and demands (each, a “Third Party Claim”) arising directly or indirectly out of (i) a breach of any of JT’s obligations under this Agreement, including without limitation JT’s representations and warranties or covenants pursuant to Article 10; (ii) the research, development, use, sale, offer for sale or importation of Compound and/or Products by JT or its Affiliates or Third Party licensees in the JT Territory, or (iii) the research, development, use, sale, offer for sale or importation of Compound and/or Products by JT or its Affiliates or Third Party licensees.  JT’s obligation to Indemnify the Gilead Indemnitees pursuant to this Section 11.1 shall not apply to the extent that any such Losses (A) arise from the negligence or intentional misconduct of any Gilead Indemnitee; (B) arise from any breach by Gilead of this Agreement or any Supply Agreement (including without limitation any such breach that results in any defect in Compound and/or Products or failure of Compound and/or Products to conform to relevant specifications arising out of Gilead’s failure to manufacture and supply, or to have manufactured and supplied, Compound and/or Product to JT in compliance with any Supply Agreement); or (C) are Losses for which Gilead is obligated to Indemnify the JT Indemnitees pursuant to Section 11.2.

11.2        Indemnification by Gilead. Gilead hereby agrees to Indemnify JT and its Affiliates, agents, directors, officers and employees (the “JT Indemnitees”) from and against any and all Losses resulting from Third Party Claims arising directly or indirectly out of (i) a breach of any obligations of Gilead under this Agreement, including without limitation Gilead’s representations and warranties or covenants pursuant to Article 10; or (ii) the Development, manufacture (to the extent of any formulation work performed by Gilead pursuant to Article 7), storage, distribution, promotion, labeling, handling, use, sale, offer for sale or importation of Compound and/or Products by Gilead or its Affiliates in the Gilead Territory (subject to Section 11.3).  Gilead’s obligation to Indemnify the JT Indemnitees pursuant to the foregoing sentence shall not apply to the extent that any such Losses (A) arise from the negligence or intentional misconduct of any JT Indemnitee; (B) arise from any breach by JT of this Agreement or any Supply Agreement; or (C) are Losses for which JT is obligated to Indemnify the Gilead Indemnitees pursuant to Section 11.1.  The Supply Agreement, if any, may provide additional indemnification obligations of Gilead as the supplier of Compound and/or Products, including without limitation that Gilead shall indemnify JT for any Third Party Claims arising out of any failure by Gilead to manufacture and supply, or to have manufactured and supplied, Compound and/or Products in compliance with such agreements.

11.3        Unknown Source Product Liability.  Unless the Parties agree otherwise, all other liabilities, losses, damages, costs or expenses (including reasonable legal fees) relating to or involving the Compound and/or Products, including the inherent properties and characteristics of Compound and/or Products, which are not covered by Section 11.1 or 11.2 shall be the responsibility of the Party marketing the Compound and/or Products in the country in which the Compound and/or Products was sold.  Such marketing Party shall indemnify and hold harmless the other Party, its Affiliates, employees and agents from and against any and all liabilities, losses, damages, costs or expenses (including reasonable legal fees) which the other Party may incur or be required to pay resulting from or arising in connection therewith.

11.4        Procedure.  To be eligible to be Indemnified hereunder, the indemnified Party shall provide the indemnifying Party with prompt notice of the claim giving rise to the indemnification obligation pursuant to this Article 11 and the exclusive ability to defend (with the reasonable cooperation of the indemnified Party) or settle any such claim; provided, however, that the indemnifying Party shall not enter into any settlement for damages other than monetary damages without the indemnified Party’s written consent, such consent not to be unreasonably withheld. The indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the indemnifying Party.  If the Parties cannot agree as to the application of Sections 11.1, 11.2 or 11.3 to any particular Third Party Claim, the Parties may conduct separate defenses of such Third Party Claim.  Each Party reserves the right to claim indemnity from the other in accordance with Sections 11.1, 11.2 and 11.3 above upon resolution of the underlying claim, notwithstanding the provisions of this Section 11.4 requiring the indemnified Party to tender to the indemnifying Party the exclusive ability to defend such claim or suit.

11.5        Insurance.  Each Party shall procure and maintain insurance, including product liability insurance, adequate to cover its obligations hereunder and which are consistent with normal business practices of prudent companies similarly situated at all times during which any Product is being clinically tested with human subjects or commercially distributed or sold.  It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 11.  Each Party shall provide the other with written evidence of such insurance upon request.  Each Party shall provide the other with written notice at least thirty (30) days prior to the cancellation, non-renewal or material change in such insurance or self-insurance which materially adversely affects the rights of the other Party hereunder.

11.6        Limitation of Liability.  Except to the extent such Party may be required to Indemnify the other Party under this Article 11, and except for a Party’s breach of its obligations under Section 6.6 or Article 13, neither Party nor its respective Affiliates and licensees shall be liable for special, exemplary, consequential or punitive damages, whether in contract, warranty, tort, strict liability or otherwise.

ARTICLE 12

RECORDS; AUDITS; PUBLICATIONS

12.1        Records; Audits.  Each Party shall keep or cause to be kept such records as are required to determine, in a manner consistent with generally accepted accounting principles in the United States with respect to JT, and in Japan with respect to Gilead, the sums or credits due under this Agreement.  If either Party requires additional information from the other Party in order to comply with the generally accepted accounting principles in the United States (for JT) or Japan (for Gilead), then the other Party shall make its reasonable efforts to provide such information promptly.  At the request (and expense) of either Party (the “Auditing Party”), the other Party (the “Audited Party”) and its Affiliates and licensees and Sublicensees shall permit an independent certified public accountant appointed by the Auditing Party and reasonably acceptable to the Audited Party, at reasonable times and in the presence of representatives of the Audited Party, upon reasonable notice and no more frequently than [*] per [*], to examine only those records as may be necessary to determine, with respect to any [*] ending not more than [*] years prior to such Auditing Party’s request, the correctness or completeness of any report or payment made under this Agreement.  The auditor’s reports of any such examination shall be (i) limited to information relating to the Products, (ii) made available to both Parties, and (iii) subject to Article 13.  The Auditing Party shall bear the full cost of the performance of any such audit, unless such audit discloses an underpayment of more than [*] from the amount actually due to the Auditing Party.  In such case, the Audited Party shall [*] of the performance of such audit.

12.2        Review of Publications and Marketing Materials.  If a Party wishes to publish or present the results of any clinical or other studies permitted to be performed by such Party under this Agreement, such Party shall provide the other Party a copy of any proposed abstracts, manuscripts or presentations (including verbal presentations) that relate to any Product as soon as practicable prior to their intended submission for publication or presentation.  The other Party shall have the right to (i) review and propose modifications to the publication or presentation for patent reasons, trade secret reasons or business reasons or (ii) to request a reasonable delay (not to exceed sixty (60) days) in publication or presentation in order to protect patentable information.  If the other Party requests modification to the publication or presentation, the publishing Party shall edit such publication or presentation to prevent disclosure of trade secret or proprietary business information of the other Party prior to submission of the publication or presentation.  Neither Party shall publish or present the other Party’s Confidential Information.

ARTICLE 13

CONFIDENTIALITY

13.1        Treatment of Confidential Information.  The Parties agree that during the Term, and for a period of [*] years after this Agreement expires or terminates, a Party receiving Confidential Information of the other Party shall (i) maintain in confidence such Confidential Information to the same extent such Party maintains its own proprietary industrial information of similar kind and value (but at a minimum each Party shall use commercially reasonable efforts to maintain Confidential Information in confidence); (ii) not disclose such Confidential Information to any Third Party without prior written consent of the disclosing Party, except for disclosures made in confidence to any Third Party pursuant to a plan approved by the Joint Committee or to its licensees or Sublicensees who agree to be bound by obligations of non-disclosure and non-use at least as stringent as those contained in this Article 13; and (iii) not use such Confidential Information for any purpose except those purposes permitted by this Agreement.

13.2        Authorized Disclosure.  Notwithstanding any other provision of this Agreement, each Party may disclose Confidential Information of the other Party:

(i)            to the extent and to the persons and entities required by an applicable governmental law, rule, regulation or order; provided, however, that the Party required to disclose Confidential Information shall first have given prompt notice to the other Party hereto to enable it to seek any available exemptions from or limitations on such disclosure requirement and shall reasonably cooperate in such efforts by the other Party;

(ii)           to the extent and to the persons and entities required by rules of the National Association of Securities Dealers, the Japanese Securities Dealers Association or any other applicable association governing the stock exchange on which a Party’s stock is listed; and

(iii)         as necessary to file or prosecute patent applications, prosecute or defend litigation or otherwise establish rights or enforce obligations under this Agreement, but only to the extent that any such disclosure is necessary.

13.3        Publicity; Terms of Agreement.

(a)           Terms of this Agreement.  The Parties agree that the material terms of this Agreement, and the fact that discussions concerning this Agreement are taking place, are included within the Confidential Information of both Parties, subject to the special authorized disclosure provisions set forth in Sections 13.2 and 13.3.  JT’s and Gilead’s draft press releases announcing the execution of this Agreement are attached to this Agreement as Schedules 13.3A and Schedule 13.3B, respectively.

(b)           Press Releases.  The Parties acknowledge that each Party may wish or be required to issue subsequent press releases relating to the Agreement or activities thereunder.

(c)           Review of Press Releases.

(i)            If either Party wishes to issue press releases or otherwise make public statements or disclosures concerning matters relating to this Agreement or activities thereunder, including but not limited to new clinical or safety data or information, the Party wishing to make such disclosure shall give reasonable prior advance notice of the proposed text of such announcement to the other Party for review and comment (except as otherwise provided herein).

(ii)           If either Party wishes to issue press releases or otherwise make such public statements or disclosures concerning the material terms of this Agreement, the Party wishing to make such disclosure shall provide the other Party with reasonable prior advance notice of the proposed text for such other Party’s review and approval, except to the extent that doing so is not feasible within the time frame required for compliance with any laws, regulations or market disclosure requirements, with such approval not to be unreasonably withheld.

(iii)         Either Party may repeat any information as to the terms of this Agreement that have already been publicly disclosed by such Party in accordance with Section 13.2 or 13.3 without going through the review procedures set forth in this Section 13.3(c).

(iv)          Either Party may disclose the terms of this Agreement to potential investors, Sublicensees or commercial partners who are bound in writing by obligations of non-disclosure and non-use of the terms of this Agreement at least as stringent as those contained in this Article 13.

(v)            A Party may disclose the financial terms of this Agreement to any Third Party or in any press release only (i) with the prior written approval of the other Party, or (ii) if required by applicable law, rule or regulation.

(d)           Required Disclosure.

(i)            The Parties acknowledge that Gilead may be obligated to file a copy of this Agreement with the United States Securities and Exchange Commission (the “SEC”).  Gilead shall be entitled to make such a required filing, provided that it (i) requests confidential treatment of at least the commercial terms and material terms hereof to the extent such confidential treatment is reasonably available to Gilead, and (ii) solicits JT’s comments on such request for confidential treatment.  JT recognizes that United States laws and SEC policies and regulations to which Gilead is subject may require Gilead to publicly disclose certain terms of this Agreement that neither of the Parties wishes to disclose, and that Gilead is entitled hereunder to make such required disclosures.

(ii)           The Parties acknowledge that JT or its Affiliate may be obligated to file a copy of this Agreement with the Japanese Securities and Exchange Surveillance Commission.  JT shall be entitled to make such a required filing, provided that it (i) requests confidential treatment of the commercial terms and material terms hereof to the extent such confidential treatment is reasonably available and in a manner consistent with Gilead’s request for confidential treatment thereof, and (ii) solicits Gilead’s comments on such request for confidential treatment.

(iii)         The Parties shall use commercially reasonable efforts to take into account the other Party’s comments on such request and to conform their respective filings to each other under this Section 13.3(d) to the extent reasonably practicable and permitted under applicable law.

ARTICLE 14

TERM AND TERMINATION

14.1        Term.  This Agreement shall be effective and commence on the Effective Date, except for Articles 13, 15, 16 and 17, which shall be effective on the Execution Date.  This Agreement, unless terminated earlier pursuant to Sections 14.2, 14.3 and 14.4, shall be in full force and effect until the expiration of the last to expire Payment Term (the “Term”).  Upon expiration of the Payment Term in a particular country in the Gilead Territory, the licenses granted under Article 6 shall become fully paid-up.

14.2        Elective Termination by Gilead.  Gilead shall have the right in its sole discretion and for any reason to terminate this Agreement in its entirety, (i) prior to any Commercial Launch, upon [*] months’ prior written notice to JT, and (ii) after a Commercial Launch has occurred, upon [*] months prior written notice to JT.

14.3        Termination for Breach.

(a)           Notice.  If either Party believes that the other Party is in material breach of this Agreement, then the Party holding such belief (the “Non-breaching Party”) may deliver notice of such breach to the other Party (the “Notified Party”).  The Notified Party shall have thirty (30) days to cure such breach to the extent involving non-payment of amounts due hereunder, and ninety (90) days to either cure such breach, or, if cure of such breach other than non-payment cannot reasonably be effected within such ninety (90) day period, to deliver to the Non-breaching Party a plan reasonably calculated to cure such breach within a timeframe that is reasonably prompt in light of the circumstances then prevailing.  Following delivery of such a plan, the Notified Party shall devote Diligent Efforts to carry out the plan and cure the breach.

(b)           Termination for JT’s Breach.  If JT fails to cure a material breach of this Agreement as provided for in Section 14.3(a) then Gilead shall have the right in its sole discretion, upon written notice to JT, to terminate this Agreement in its entirety.

(c)           Termination for Gilead’s Breach.  If Gilead fails to cure a material breach of this Agreement as provided for in Section 14.3(a) then:

(i)            in the event of a material breach by Gilead of its obligations set forth in Sections 3.1(a) or 5.1(a) and in the absence of a reasonable basis therefor, JT shall have the right to terminate this Agreement on a country-by-country basis with respect to countries affected by such material breach (and in the event JT terminates in all Major Markets pursuant to this Section 14.3(c)(i), JT shall also have the right to terminate this Agreement in the remainder of the Gilead Territory); and

(ii)           in the event of a material breach by Gilead of obligations under this Agreement other than those under Sections 3.1(a) and 5.1(a), JT shall have the right in its sole discretion, upon written notice to Gilead, to terminate this Agreement on a country-by-country basis, or in its entirety.

(d)           Disputes.  If a Party gives notice of termination under this Section 14.3 and the other Party disputes whether such termination is proper under this Section 14.3, then the issue of whether this Agreement may properly be terminated upon expiration of the notice period (unless such breach is cured as provided in Section 14.3(a)) shall be resolved in accordance with Article 15.  If as a result of such dispute resolution process it is determined that the notice of termination was proper, then such termination shall be deemed to have been effective ninety (90) days following the date of the notice of breach.  If as a result of such dispute resolution process it is determined that the notice of termination was improper, then no termination shall have occurred and this Agreement shall remain in effect.

14.4        Termination for Bankruptcy/Insolvency.

(a)           Termination.  Either Party may terminate this Agreement if (i) the other Party files in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of Party or of its assets, (ii) the other Party proposes a written agreement of composition or extension of its debts, (iii) the other Party is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within sixty (60) days after the filing thereof, (iv) the other Party proposes or is a Party to any dissolution or liquidation, or (v) the other Party makes an assignment for the benefit of creditors.

(b)           Rights Under US Bankruptcy Code.  The Parties agree that, in the event either Party becomes subject to proceedings under the US Bankruptcy Code, the other Party, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the US Bankruptcy Code.  This Section is not intended to limit any rights such other Party would have under applicable law including, without limitation, 11 U.S.C. § 365(n).

14.5        JT Rights upon Certain Terminations.  If JT terminates this Agreement (in whole or in part) pursuant to either Section 14.3 or 14.4 or if Gilead terminates this Agreement pursuant to Section 14.2, then:

(a)           Regulatory Filings.  To the extent permitted by law, Gilead, its Affiliates and Sublicensees shall [*] to JT transfer to JT all INDs, Marketing Authorization Applications, and Regulatory Approvals for Products, and all data necessary to support such INDs, Marketing Authorization Applications and Regulatory Approvals, that in each case Gilead, its Affiliate or Sublicensee holds as of the time of such termination in the Gilead Territory if this Agreement is terminated in whole, or in a Reverted Country if this Agreement is terminated in part.  In the event of such a termination, Gilead, its Affiliates and Sublicensees shall take all actions reasonably necessary to effect such transfer of such INDs, Marketing Authorization Applications and Regulatory Approvals for Products in the Gilead Territory if this Agreement is terminated in whole, or in a Reverted Country if this Agreement is terminated in part.

(b)           Licenses.  The licenses granted by JT to Gilead under Article 6 shall terminate with respect to Products in the Gilead Territory if this Agreement is terminated in whole, or in Reverted Countries if this Agreement is terminated in part.  Gilead shall, and hereby does, grant to JT an exclusive, royalty-free, irrevocable license, with the right to grant sublicenses through one (1) or more tiers of sublicensees without Gilead’s consent, under the Gilead Technology and the Trademark, to research, develop, make, use, sell, offer for sale and import Products worldwide if this Agreement is terminated in whole, or in a Reverted Country if this Agreement is terminated in part.

(c)           No Further Representations.  Gilead and its Affiliates and Sublicensees shall discontinue making any representation and withdraw registrations regarding its status as a licensee of or distributor for JT for Products in the Gilead Territory if this Agreement is terminated in whole, or in a Reverted Country if this Agreement is terminated in part, and shall cease conducting any activities with respect to the marketing, promotion, sale or distribution of Products in the Gilead Territory if this Agreement is terminated in whole, or in a Reverted Country if this Agreement is terminated in part.

(d)           Transition Assistance.  Gilead and its Affiliates shall provide such assistance, at no cost to JT, as may be reasonably necessary (i) during the period prior to the effective date of such termination, to effect the transfer of all regulatory activities, regulatory filings and Regulatory Approvals held by Gilead, its Affiliates and Sublicensees for Product(s) in the Gilead Territory if this Agreement is terminated in whole, or in a Reverted Country if this Agreement is terminated in part; (ii) to transfer and/or transition over a reasonable period of time to JT for no additional consideration a non-exclusive license to all Gilead Technology or then-existing commercial arrangements, that is, or are, necessary for, or actually used during the Term by, JT to commence or continue Commercializing Products in the Gilead Territory if this Agreement is terminated in whole, or in a Reverted Country if this Agreement is terminated in part, including without limitation transferring all rights to the Trademark and any agreements or arrangements with relevant Third Party vendors.  To the extent that any such contract between Gilead, its Affiliate or Sublicensee and a Third Party is not assignable to JT, then Gilead its Affiliate or Sublicensee shall reasonably cooperate with JT to arrange to continue to obtain such services from such entity for Gilead to provide to JT.  Gilead, its Affiliates and Sublicensees shall not, during the period prior to the effective date of such termination, take any action that could adversely affect or impair the further development and commercialization of Products.  The Joint Committee shall coordinate the wind-down of Gilead’s efforts under this Agreement.

(e)           Remaining Inventories.  If this Agreement is terminated in whole JT shall have the right to purchase from Gilead, its Affiliates and Sublicensees all of the inventory of Product held by Gilead, its Affiliates and Sublicensees as of the effective date of such termination in the Gilead Territory. If this Agreement is terminated in part JT shall have the right to purchase from Gilead, its Affiliates and Sublicensees all of the inventory of Product held by Gilead, its Affiliates and Sublicensees as of the effective date of such termination for the Reverted Countries.  Any such purchase shall be at the average price paid by JT therefor during the [*] months prior to such effective date.  JT shall notify Gilead within [*] days after the effective date of such a termination whether JT elects to exercise such right.  If JT does not exercise such right, then Gilead shall have the right to sell in the Gilead Territory any such remaining inventory over a period of no greater than six (6) months after the effective date of such termination.

(f)            Continued Supply.  If JT has terminated this Agreement on a country-by-country basis, after such termination is effective Gilead shall continue to supply to JT the Products for Commercialization in the JT Territory and shall supply the Products to JT, its Affiliate or Sublicensee for the Reverted Countries.  If Gilead has terminated this Agreement, after such termination is effective Gilead shall continue to supply to JT the Products for Commercialization in the JT Territory.  In each case, such supply shall be subject to the terms and conditions of any Supply Agreement, or, if the Parties have not yet entered into the Supply Agreement, the Parties shall negotiate and enter into such agreement pursuant to Article 7.  In such event the licenses granted to Gilead under Section 6.1 shall survive to the extent necessary to allow Gilead to perform such supply obligations.

14.6        Gilead Rights upon Certain Terminations.

(a)           Continuation of Certain Rights.  If Gilead terminates this Agreement pursuant to Section 14.3(b), then all the licenses granted to it in Article 6 with respect to those Products which Gilead elects to continue to Develop and Commercialize shall survive such termination until the Term would otherwise expire under Section 14.1, provided that Gilead continues to pay all amounts due to JT pursuant to Article 8 for as long as Gilead is required to pay such amounts hereunder. The Parties’ obligations under Sections 4.2, 4.3 (to the extent necessary for JT to comply with regulatory requirements or law) 4.4, 4.5, 9.1, 9.3, 9.4, 9.5, 9.6, 9.7, and 9.8 shall continue to the extent applicable. If Gilead terminates this Agreement pursuant to Section 14.3, the licenses granted to JT under Sections 6.2 and 6.3 shall continue in effect on a non-exclusive basis.  Section 6.8 shall survive any expiration or termination, in whole or in part, of this Agreement, other than a termination by JT pursuant to Section 14.3, for a period of [*] years after the effective date of such termination.

(b)           Transition Assistance. JT shall provide such assistance, at no cost to Gilead, as may be reasonably necessary to transfer and/or transition over a reasonable period of time to Gilead all other technology or Know-How, or then-existing commercial arrangements, that is, or are, necessary or useful for Gilead to continue Commercializing Products in the Gilead Territory, including without limitation transferring those agreements or arrangements with relevant Third Party vendors affecting the Gilead Territory, to the extent reasonably requested by Gilead.

14.7        Survival.  In addition to as otherwise provided in Article 14, the following provisions shall survive any expiration or termination of this Agreement for the period of time specified therein, or if not specified, then they shall survive indefinitely: Articles 1, 11 (solely as to actions arising during the Term or in the course of a Party’s exercise of licenses it retains after the Term), 12, 13, 14, and 16 and Sections 6.6; 8.6; 8.7; 8.8; 8.9; 9.1; 9.4; 9.5; 9.6; 9.8; 15.1 and 15.2.  Termination of this Agreement shall not relieve the Parties of any liability which accrued hereunder prior to the effective date of such termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.  The remedies provided in this Article 14 are not exclusive of any other remedies a Party may have in law or equity.

ARTICLE 15

DISPUTE RESOLUTION

15.1        Dispute Resolution.  Except as provided in Section 15.1(c) any dispute, controversy or claim arising out of or relating to the validity, formation. enforceability, performance, breach or termination of this Agreement unresolved by the Joint Committee (a “Dispute”) shall be settled in accordance with the provisions of this Section 15.1.  If a Party intends to initiate executive negotiation/mediation or arbitration (as set forth in paragraph (a) or (b) below) to resolve a Dispute, that Party shall provide written notice to the other Party informing such other Party of such intention and the issues to be resolved.  Nothing herein shall prohibit either Party from initiating arbitration if such Party would be substantially prejudiced by a failure to act during the time that efforts are being made to otherwise resolve the Dispute.

(a)           By the Parties.  The Parties shall make an earnest, good faith attempt to resolve any Dispute through negotiation within the Joint Committee.  If the Joint Committee is unable to resolve any Dispute, either Party may, by written notice to the other Party, refer such dispute for good faith negotiation between the Chief Executive Officer of Gilead (or his designee with settlement authority) and the President of the Pharmaceutical Division of JT (or his designee with settlement authority) either in person at the offices of the Party not initiating the action or as otherwise agreed within thirty (30) days after the date of notice.  Immediately after receipt of notice of executive negotiation, the Parties may agree to give good faith consideration to the appointment of a mutually-acceptable mediator to assist in the executive negotiation, in which case the costs of mediation shall be shared equally by the Parties.  Any settlement reached by mediation shall be resolved in writing, signed by the Parties, and shall be binding on them.

(b)           By Arbitration.  If any Dispute (other than a Dispute concerning the ownership of Patents or Trademarks) has not been settled by executive negotiation/mediation after sixty (60) days, then upon the request of either Party, the Dispute shall be finally resolved by binding arbitration administered under the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”).

(i)            The arbitration shall be conducted by a panel of three neutral arbitrators (the “Panel”) appointed in accordance with the ICC Rules.

(ii)           The arbitration proceedings shall take place in San Francisco, California, USA, if the arbitration is initiated by JT, and in Tokyo, Japan if the arbitration is initiated by Gilead.  The arbitral proceedings and all pleadings shall be in the English language. Any written evidence originally in a language other than English shall be submitted in English translation accompanied by the original or true copy thereof.

(iii)         The Panel shall have the power to decide all questions of arbitrability.

(iv)          At the request of either Party, the Panel will enter an appropriate protective order to maintain the confidentiality of information produced or exchanged in the course of the arbitration proceedings.

(v)            The Panel is empowered to award any remedy allowed by law, including monetary damages, prejudgment interest and punitive damages, and to grant final, complete, interim or interlocutory relief, including injunctive relief.

(vi)          The Parties may apply to state or federal court of competent jurisdiction within the County and City of New York, New York for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without any abridgment of the powers of the arbitrators.  Judgment on the award rendered by the Panel may be entered in any court having jurisdiction thereof.  Each Party hereby waives any defenses it may have to the personal jurisdiction and venue of such courts to resolve such disputes, including without limitation the defense of forum non conveniens, and each Party agrees not to file any motion to seek any relief under any forum non conveniens defense.

(vii)         Each Party shall bear its own legal fees arising in connection with the Dispute.  The Panel may assess costs, fees and expenses of the ICC and the Panel to the Parties in the manner the Panel deems appropriate under the circumstances.

(c)           Matters Not Subject to Article 15. Notwithstanding anything else in this Agreement to the contrary, the following matters shall not be resolved or settled pursuant to this Article 15:

(i)            Disputes or disagreements concerning matters that relate to either Party’s Patents or Know-How shall be addressed as provided in Section 2.1(c)(ii).

(ii)           Disputes or disagreement concerning the Gilead Development Plan, any Gilead Updates, or any JT Development Plan and JT Updates, shall be addressed as provided in Section 3.2(d).

(iii)         Disputes or disagreement concerning the Gilead Commercialization Plan or any JT Commercialization Plan shall be addressed as provided in Section 5.2(c).

15.2        Governing Law.  Resolution of all disputes arising out of or related to this Agreement or the performance, enforcement, breach or termination of this Agreement and any remedies relating thereto, shall be governed by and construed under the substantive laws of the State of New York and the federal law of the United States of America, without regard to its conflicts of law rules that would require the application of the laws of a foreign state or country:

ARTICLE 16

MISCELLANEOUS

16.1        Entire Agreement; Amendment.  This Agreement, including the Schedules attached hereto and incorporated herein, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties with respect to the subject matter hereof and supersedes and terminates all prior agreements and understandings between the Parties, except for the Confidential Disclosure Agreements and Material Transfer Agreements with respect to such subject matter.  Except for the Confidential Disclosure Agreements and Material Transfer Agreements, there are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth in this Agreement.  No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

16.2        Force Majeure.  Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by a force majeure event and the nonperforming Party promptly provides notice of the prevention to the other Party.  Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party uses reasonable efforts to remove the condition.  For purposes of this Agreement, force majeure shall include conditions beyond the reasonable control of the Parties, including without limitation, an act of God or terrorism, voluntary or involuntary compliance with any regulation, law or order of any government, war, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe; provided, however, the payment of invoices due and owing hereunder shall not be delayed by the payor because of a force majeure affecting the payor.

16.3        Notices.  Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given for all purposes if delivered by (i) first class certified or registered mail, postage prepaid, (ii) international express delivery service or (iii) personally, or if sent by facsimile and confirmed by electronic transmission.  Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

For Gilead	Gilead Sciences, Inc.
333 Lakeside Drive,
Foster City, CA 94404
Attn: Executive Vice President and Chief Financial Officer
Fax: 1-650-[*]
cc: Vice President and General Counsel
Fax: 1-650-[*]

With a copy to:	Arnold & Porter LLP
1600 Tysons Boulevard, Suite 900
McLean, VA 22102
Fax: 1-703-[*]
Attention: Steve Parker, Esq.

For JT:	Japan Tobacco Inc.
Pharmaceutical Division
JT Building, 2-1 Toranomon, 2-chome
Minato-ku, Tokyo 105-8422, Japan
Attention: Vice President, Business Development
Facsimile: [*]

With a copy to:	Holland & Knight LLP
195 Broadway
24th Floor
New York, NY 10007
Attn: Neal Beaton, Esq.
Fax: 1-212-[*]

16.4        Maintenance of Records.  Each Party shall keep and maintain all records required by law or regulation with respect to Products supplied or sold by such Party or its Affiliates or Sublicensees and shall make copies of such records available to the other Party upon request.

16.5        No Strict Construction.  This Agreement has been prepared jointly and shall not be strictly construed against either Party.

16.6        Assignment.  Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, except that, subject to Section 16.7, a Party may make such an assignment or transfer without the other Party’s consent to the assigning Party’s Affiliates or to its successor to all or substantially all of the business of such Party in the field to which this Agreement relates (whether by merger, sale of stock, sale of assets or other transaction).  Any permitted successor or assignee of rights and/or obligations hereunder shall, in a writing to the other Party, expressly assume performance of such rights and/or obligations.  The JT Technology and the Gilead Technology shall exclude any intellectual property held or developed by a permitted successor of the relevant Party not in connection with Products.  Any permitted assignment shall be binding on the successors of the assigning Party.  Any assignment or attempted assignment by either Party in violation of the terms of this Section 16.6 shall be null and void.

16.7        Change in Control

(a)           Gilead Change in Control.  Gilead may, without JT’s consent, assign this Agreement and its rights and obligations hereunder in connection with a Change in Control of Gilead, subject to the conditions contained in this Section 16.7(a).

(i)            Upon a Change in Control, Gilead shall provide written notice to JT [*] days prior to such assignment, which notice shall specify the identity of the acquirer in the Change in Control.

(ii)           If the entity acquiring Gilead is a company that, at the time of the Change in Control, is selling any [*] product that is useful for the treatment of [*] or has any [*], the Parties shall:

(1)           at any time within thirty (30) days after receipt of the notice described in Section 16.7(a)(i), meet and discuss in good faith whether to amend this Agreement to [*]or [*] the [*] or [*] of [*] or [*], shared by JT with Gilead pursuant to Sections [*], and whether and how to otherwise amend or [*] the [*] of the Parties under Sections [*]; and

(2)           after receipt of the notice described in Section 16.7(a)(i), meet and discuss in good faith any adverse effect on JT by a Gilead Change in Control.  This discussion shall include whether and how to amend this Agreement to [*] a right to [*] and [*] future Gilead (or successor) [*] and [*] as presented by Gilead to the Joint Committee.

(b)           JT Change in Control.  JT may, without Gilead’s consent, assign this Agreement and its rights and obligations hereunder in connection with a Change in Control of JT, subject to the conditions contained in this Section 16.7(b).

(i)            Upon a Change in Control, JT shall provide written notice to Gilead ten (10) days prior to such assignment, which notice shall specify the identity of the acquirer in the Change in Control.

(ii)           If the entity acquiring JT is a company that, at the time of the Change in Control, is selling any [*] product that is useful for the treatment of [*], or has any such product in clinical development, the Parties shall at any time within thirty (30) days after receipt of the notice described in Section 16.7(b)(i) meet and discuss in good faith whether and how to amend this Agreement to reduce, alter or eliminate the amount or type of [*], or [*] concerning [*] efforts, shared by Gilead with JT pursuant to [*] and whether and how to amend or [*] the obligations of the Parties under [*].

16.8        No Blocking Effect.  If the Parties do not reach a consensus on any issue discussed pursuant to Section 16.7(a)(ii)(1) or Section 16.7(b)(ii) prior to the applicable Change in Control, the assignment of this Agreement in conjunction with such Change in Control may proceed and the Parties (including any successors to a Party) shall continue to discuss such issues.

16.9        Performance by Affiliates.  Each of JT and Gilead acknowledge that their obligations under this Agreement may be performed by their respective Affiliates and Sublicensees.  Notwithstanding any delegation of obligations under this Agreement by a Party to an Affiliate or Sublicensee, each Party shall remain primarily liable and responsible for the performance of all of its obligations under this Agreement and for causing its Affiliates and Sublicensees to act in a manner consistent herewith.  Wherever in this Agreement the Parties delegate responsibility to Affiliates or Sublicensees or local operating entities, the Parties agree that such entities shall not make decisions inconsistent with this Agreement, amend the terms of this Agreement or act contrary to its terms in any way.

16.10      Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

16.11      Compliance With Laws.  Each Party covenants to comply in all material respects with all U.S. and non-U.S. federal, state and local laws, rules and regulations applicable to the development, manufacture, distribution import and export and sale of pharmaceutical products, and to the transactions contemplated by this Agreement.

16.12      Severability.  If any one (1) or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof.  The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

16.13      Headings.  The headings for each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

16.14      No Waiver.  Any delay in enforcing a Party’s rights under this Agreement, or any waiver as to a particular default or other matter, shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

16.15      Translations.  This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the Parties.  All communications and notices to be made or given pursuant to this Agreement, and any dispute proceeding related to or arising hereunder, shall be in the English language.  If there is a discrepancy between any Japanese translation of this Agreement and this Agreement, this Agreement shall prevail.

16.16      Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument.

ARTICLE 17

CONDITION PRECEDENT

All obligations, rights, duties and liabilities under this Agreement (except those contained in this Article and Articles 13, 15 and 16 of this Agreement) are subject to the following condition precedent (“Condition Precedent”) being satisfied:  If required, each Party shall use Diligent Efforts to satisfy any applicable requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR”), and the regulations promulgated thereunder.  The Effective Date of this Agreement will begin upon satisfaction of any such requirements and the expiration or termination of all applicable waiting periods (including any extensions thereof), or upon Gilead determining and notifying JT in writing that no filings are required thereunder.  Each Party shall cooperate with the other Party in the prompt preparation, execution and filing of all documents that are required or permitted to be filed pursuant thereto, and to notify the other Party upon receipt of any formal or informal requests for information from any antitrust agency in connection with any filings under HSR. Each Party shall bear its own costs with respect thereto.

If the Condition Precedent is not satisfied within six months after the mutual execution and delivery of this Agreement by both Parties, notwithstanding each Party having fulfilled its obligations under this Article, either Party has the right to terminate this Agreement by notice in writing with immediate effect.

In Witness Whereof the Parties have executed this Agreement in duplicate originals by their duly authorized officers as of the Execution Date.

Gilead Sciences, Inc.		Japan Tobacco Inc.

By:	/s/ John F. Milligan	By:	/s/ Noriaki Okubo
Name: John F. Milligan		Name: Noriaki Okubo

Title: Executive Vice President & CFO		Title: President, Pharmaceutical Business

Date:		Date:

Schedule 1.9A

JTK-303

Chemical Structure

[*]

Chemical Name

[*]

Schedule 1.9B

JTK-303 Patent Applications

[*]

2

Schedule 1.48

Patent Applications For JTK-303

[*]

3

Schedule 1.55

Key JT Personnel

[*]

4

Schedule 1.65

Gilead Global Access Program

GILEAD GLOBAL ACCESS PROGRAM

1.	Algeria
2.	Afghanistan
3.	Angola
4.	Antigua and Barbuda
5.	Bahamas
6.	Bangladesh
7.	Barbados
8.	Benin
9.	Bhutan
10.	Bolivia
11.	Botswana
12.	Burkina Faso
13.	Burundi
14.	Cambodia
15.	Cameroon
16.	Cape Verde
17.	Central African Republic
18.	Chad
19.	Comoros
20.	Congo
21.	Congo, Dem. Republic of the
22.	Côte d’lvoire
23.	Djibouti
24.	Dominica
25.	Dominican Republic
26.	Egypt
27.	Equatorial Guinea
28.	Eritrea
29.	Ethiopia
30.	Gabon
31.	Gambia
32.	Ghana
33.	Grenada
34.	Guatemala
35.	Guinea
36.	Guinea-Bissau
37.	Guyana
38.	Haiti
39.	Honduras
40.	Indonesia
41.	Jamaica
42.	Kenya
43.	Kiribati
44.	Kyrgyzstan
45.	Lao People’s Dem. Rep.
46.	Lesotho
47.	Liberia
48.	Libya
49.	Madagascar
50.	Malawi
51.	Maldives
52.	Mali
53.	Mauritania
54.	Mauritius
55.	Moldova, Rep. of
56.	Mongolia
57.	Morocco
58.	Mozambique
59.	Myanmar
60.	Namibia
61.	Nepal
62.	Nicaragua
63.	Niger
64.	Nigeria
65.	Pakistan
66.	Papua New Guinea
67.	Rwanda
68.	Saint Kitts and Nevis
69.	Saint Lucia
70.	Saint Vincent & the Grenadines
71.	Samoa
72.	Sao Tome and Principe
73.	Senegal
74.	Seychelles
75.	Sierra Leone
76.	Solomon Islands
77.	Somalia
78.	South Africa
79.	Sudan
80.	Swaziland
81.	Syria
82.	Tajikistan
83.	Tanzania, U. Rep. of
84.	Timor-Leste

85.	Togo
86.	Trinidad and Tobago
87.	Tunisia
88.	Tuvalu
89.	Uganda
90.	Uzbekistan
91.	Vanuatu
92.	Vietnam
93.	Yemen
94.	Zambia
95.	Zimbabwe

2

Schedule 2.2

Joint Committee Members;

Joint Committee:

JT

(To be determined)

GILEAD

(To be determined)

2

Schedule 2.3

Alliance Managers

JT: To be determined.

Gilead: To be determined.

3

Schedule 3.2

JTK-303 Development Plan

Summary

Prepared by Gilead Sciences

For Japan Tobacco

15 March, 2005

4

JTK-303 Development Plan Summary

[*]

5

Schedule 13.3A

JT Draft Press Release

Contact:

Roy Tsuji

General Manager

Media & Investor Relations Division

Japan Tobacco Inc.

+81-3-5572-4287

FOR IMMEDIATE RELEASE

JT Concludes Licensing Agreement on

JT’s Anti-HIV Drug with Gilead

Tokyo, March 22, 2005 — Japan Tobacco Inc. (JT) (TSE: 2914) today announced that the company has signed a licensing agreement(1) with Gilead Sciences, Inc. (Gilead) (Nasdaq: GILD) of Foster City, California, USA, under which Gilead will obtain the development and commercialization rights to JTK-303, JT’s anti-HIV drug, outside Japan.

JTK-303, which is in phase I clinical study in Japan with JT, is an integrase inhibitor that works by blocking integrase, an enzyme that is involved in the replication of HIV.  This compound’s mechanism of inhibiting the HIV replication is novel, and no similar type of anti-HIV drug is yet available in the market.  Thus, the two companies expect that the drug, once launched, would become another option for anti-HIV therapies.

(1)          The transaction may be subject to review by the U.S. Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“JT has long been committed to the exploration of anti-HIV drugs, and our efforts are gaining significant momentum.  Today, we are extremely pleased to announce our partnership with Gilead, an ideal partner in the field of anti-HIV drug development,” said Noriaki Okubo, President of JT’s Pharmaceutical Business.  “Together, we’re now going to make every effort to advance this therapy into clinics as quickly as possible with the goal that it will some day benefit patients suffering from HIV.”

“We are very pleased to partner with JT to develop this compound, which is from a novel class of drugs that target the integrase enzyme,” said John C. Martin, PhD, President and CEO, Gilead Sciences.  “HIV has been and continues to be a leading research and development priority at Gilead, and our efforts are focused on identifying compounds in established classes of HIV drugs and also exploring therapies with new mechanisms of action.  We believe this particular compound has a profile that is complementary to our existing HIV products, and we look forward to advancing it forward in clinical trials later this year.”

Under the terms of the agreement, Gilead will have exclusive worldwide rights, excluding Japan, to develop and commercialize JTK-303.  JT will receive an upfront payment of US$15 million and could receive additional cash payments of up to US$90 million upon the achievement of certain milestones, and royalties based on product sales.

In July 2003, JT and Gilead announced that the two companies had signed a licensing agreement, under which JT would commercialize Gilead’s anti-HIV drugs, Viread® (tenofovir disoproxil fumarate), Emtriva® (emtricitabine) and Truvada® (emtricitabine and tenofovir disoproxil fumarate) in Japan.

About Gilead Sciences, Inc.

Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need.  The company’s mission is to advance the care of patients suffering from life-threatening diseases worldwide.  Headquartered in Foster City, California, Gilead has operations in North America, Europe and Australia.

###

Japan Tobacco Inc. is the world’s third largest international manufacturer of tobacco products. Since its privatization in 1985, JT has actively diversified its operations into pharmaceuticals and foods.  JT entered into the pharmaceutical business in 1987 and established the Central Pharmaceutical Research Institute in 1993.  JT is currently engaged in the research and development of new drugs in various areas such as glucose and lipid metabolism, anti-virus, immune disorders and inflammation, and bone metabolism.  The company’s net sales were ¥4.625 trillion in the fiscal year that ended March 31, 2004.

Schedule 13.3B

CONTACTS:	Susan Hubbard, Investors
(650) 522-5715

Amy Flood, Media
(650) 522-5643

Draft

GILEAD AND JAPAN TOBACCO SIGN LICENSING AGREEMENT FOR

NOVEL HIV INTEGRASE INHIBITOR

Foster City, CA, March XX, 2005 - Gilead Sciences, Inc. (Nasdaq: GILD) today announced that the company has entered into a licensing agreement with Japan Tobacco Inc. (JT) under which JT has granted to Gilead exclusive rights to develop and commercialize a novel HIV integrase inhibitor (JTK-303) in all countries of the world, excluding Japan, where JT will retain rights.

Under the terms of the agreement, Gilead will pay to JT an upfront payment of $15 million and additional cash payments of up to $90 million upon the achievement of certain milestones.  Gilead will also pay to JT a royalty based on future product sales in the territories where Gilead will market the drug.  The agreement announced today is subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act.

As a result of the financial impact of this agreement, Gilead is providing an update on its financial guidance for research and development (R&D) expenses for 2005.  Gilead’s revised guidance for full year R&D expenses is now in a range of $XXX to $XXX million, up from the guidance of $240 to $260 million provided on the January 27, 2005 earnings conference call.

“We are very pleased to partner with JT to develop this compound, which is from a novel class of drugs that target the integrase enzyme,” said John C. Martin, PhD, President and CEO, Gilead Sciences.  “HIV has been and continues to be a leading research and development priority at Gilead, and our efforts are focused on identifying compounds in established classes of HIV drugs and also exploring therapies with new mechanisms of action.  We believe this particular compound has a profile that is complementary to our existing HIV products, and we look forward to advancing it forward in clinical trials later this year.”

“JT has long been committed to the exploration of anti-HIV drugs, and our efforts are gaining significant momentum.  Today, we are extremely pleased to announce our partnership with Gilead, an ideal partner in the field of anti-HIV drug development,” said Noriaki Okubo, President of JT’s Pharmaceutical Business.  “Together, we’re going to make every effort to advance this therapy into clinics as quickly as possible with the goal that it will some day benefit patients suffering from HIV.”

Integrase is one of the key enzymes required for HIV to replicate.  By inhibiting this enzyme, the integration of HIV DNA into the DNA of immune system cells (the process by which infection occurs) is disabled.  JT’s compound has previously been evaluated in a Phase I study in Japan to assess bioavailability and pharmacokinetics in healthy volunteers. Gilead plans to initiate Phase I/II clinical studies in HIV patients by mid-year.

Gilead and JT first partnered in July 2003, when the companies announced an agreement granting JT commercialization rights for Truvada® (emtricitabine and tenofovir disoproxil fumarate), Viread® (tenofovir disoproxil fumarate) and Emtriva® (emtricitabine) in Japan.

About Gilead Sciences and Japan Tobacco

Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need.  The company’s mission is to advance the care of patients suffering from life-threatening diseases worldwide.  Headquartered in Foster City, California, Gilead has operations in North America, Europe and Australia.

Japan Tobacco Inc. is the world’s third largest international manufacturer of tobacco products. Since its privatization in 1985, JT has actively diversified its operations into pharmaceuticals and foods.  JT entered into the pharmaceutical business in 1987 and established the Central Pharmaceutical Research Institute in 1993.  JT is currently engaged in the research and development of new drugs in various areas such as glucose and lipid metabolism, anti-virus, immune disorders and inflammation, and bone metabolism.  The company’s net sales were ¥4.625 trillion in the fiscal year that ended March 31, 2004.

This press release includes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks, uncertainties and other factors, including risks related to Gilead’s ability to develop and commercialize this product. For example, initiating and completing clinical trials may take longer or cost more than expected.  These risks, uncertainties and other factors could cause actual results to differ materially from those referred to in the forward-looking statements.  The reader is cautioned not to rely on these forward-looking statements.  These and other risks are described in detail in the Gilead Annual Report on Form 10-K for the year ended December 31, 2004, filed with the U.S. Securities and Exchange Commission.  All forward-looking statements are based on information currently available to Gilead and Gilead assumes no obligation to update any such forward-looking statements.

# # #

Truvada, Viread and Emtriva are registered trademarks of Gilead Sciences, Inc.

For more information on Gilead Sciences, please visit the company’s web site at www.gilead.com or call Gilead Public Affairs at 1-800-GILEAD-5 or 1-650-574-3000.